As filed with the Securities and Exchange Commission on July 6, 2020

Registration No. 333-238999

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1 TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HOMETOWN INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	5810	46-5705488
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

25 E. Grant Street

Woodstown, NJ 08098

Telephone: (856) 759-9034

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

VCorp Services, LLC

701 S. Carson Street

Carson City, Nevada 89701

Telephone: (888) 528-2677

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Mark E. Crone, Esq.

Eric Mendelson, Esq.

The Crone Law Group, PC

500 Fifth Avenue, Suite 938

New York, NY 10110

Telephone: 646-861-7891

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement, as determined by market and other conditions.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer: ☐	Accelerated filer: ☐
Non-accelerated filer: ☐	Smaller reporting company: ☒
Emerging Growth Company: ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (3)
Common Stock, par value $0.0001 per share	2,783,637	$6.50	$18,093,640.50	$2,348.55
Total	2,783,637			$2,348.55

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered hereby an additional indeterminate number of shares of the Registrant’s Common Stock, $0.0001 par value (the “Common Stock”) as may become issuable to the selling stockholders as a result of stock splits, stock dividends and similar transactions, and, in any such event, the number of shares registered hereby shall be automatically increased to cover the additional shares.
(2)	Estimated in accordance with Rule 457(c) under the Securities Act solely for the purpose of calculating the registration fee.
(3)	The registration fee was previously paid by the Registrant in connection with the filing of its Registration Statement on Form S-1 on June 8, 2020.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion. Dated ____ __, 2020.

PRELIMINARY PROSPECTUS

HOMETOWN INTERNATIONAL, INC.

2,783,637 shares of common stock

This prospectus relates to the re-sale by the selling shareholders identified in this prospectus, or their assigns, each a Selling Shareholder and, collectively, the Selling Shareholders, of an aggregate of 2,783,637 shares of common stock, par value $0.0001 per share, of Hometown International, Inc., a Nevada corporation, or the Company.

The shares offered by this prospectus may be sold by the Selling Shareholders or their transferees, pledgees, donees or assigns or other successors-in-interest that receive any of the shares as a gift, distribution, or other non-sale related transfer at the fixed price of $6.50 until such time as our shares are quoted in the over-the-counter market or listed on any other national securities exchange or automated interdealer quotation system, as described under “Plan of Distribution” herein.

All net proceeds from the sale or other disposition of the shares of Common Stock covered by this prospectus will go to the Selling Shareholders. We will receive none of the proceeds from the sale or other disposition of the shares of common stock covered by this prospectus by the Selling Shareholders. We will bear all expenses of registration incurred in connection with this offering, but all selling and other expenses incurred by the Selling Shareholders will be borne by them.

The Selling Shareholders may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended, in connection with the resale or other disposition of the shares of common stock covered by this prospectus.

Our Common Stock is quoted on the OTC Pink under the symbol “HWIN” On July 2, 2020, the closing price per share of our Common Stock as quoted on the OTC Pink was $8.95 per share.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

We are an “emerging growth company” as defined under the federal securities laws, and, as such, are eligible for reduced public company reporting requirements. See “Prospectus Summary—Implications of Being an Emerging Growth Company” on page 2 of this prospectus.

Investing in our Common Stock involves risks. You should carefully read the “Risk Factors” beginning on page 4 of this prospectus before investing.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is ____________ __, 2020.

i

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus or contained in any prospectus supplement or free writing prospectus filed with the Securities and Exchange Commission (the “SEC”). Neither we nor the selling shareholders have authorized anyone to provide you with additional information or information different from that contained in this prospectus filed with the SEC. The selling shareholders are offering to sell, and seeking offers to buy, shares of our Common Stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of shares of our Common Stock. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: Neither we nor the selling shareholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of Common Stock and the distribution of this prospectus outside the United States.

As used in this prospectus, unless otherwise designated, the terms “we,” “us,” “our,” the “Company,” “Hometown” and “our company” refer to Hometown International, Inc. a Nevada corporation, and its wholly-owned subsidiary described below.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. Before making an investment decision, you should read the entire prospectus carefully, including the sections entitled “Risk Factors,” beginning on page 4 and “Cautionary Statement Regarding Forward-Looking Statements,” beginning on page 8.

About Hometown

Hometown International, Inc. was incorporated on May 19, 2014 under the laws of the State of Nevada. The Company is the originator of a new Delicatessen concept. Through our wholly-owned subsidiary, Your Hometown Deli Limited Liability Company, we operate a delicatessen store that features “home-style” sandwiches and other entrees in a casual and friendly atmosphere. The store is designed to offer local patrons of all ages with a comfortable community gathering places. Targeted towards smaller towns and communities, the Company’s sole unit was built in Paulsboro, New Jersey.

We have temporarily closed the delicatessen given the stay-at-home order issued by the governor of New Jersey on March 23, 2020. We plan to reopen the delicatessen once the order is lifted. As of the date hereof, the delicatessen remains closed as the stay-at-home order has been extended until further notice.

Warrants

The Board of Directors of the Company authorized the issuance of warrants to all of the Company’s shareholders of record as of April 15, 2020. As of such date, the Company issued to each shareholder of record: (i) five Class A Warrants, entitling the holder thereof to purchase five shares of the Company’s common stock at an exercise price of $1.25 per share (the “Class A Warrants”), (ii) five Class B Warrants, entitling the holder thereof to purchase five shares of the Company’s common stock at an exercise price of $1.50 per share (the “Class B Warrants”), (iii) five Class C Warrants, entitling the holder thereof to purchase five shares of the Company’s common stock at an exercise price of $1.75 per share (the “Class C Warrants”), and (iv) five Class D Warrants, entitling the holder thereof to purchase five shares of the Company’s common stock at an exercise price of $2.00 per share (the “Class D Warrants”), with each warrant expiring on April 15, 2035 (collectively, the “Warrants”). The Company issued an aggregate of 155,940,080 Warrants. As of the date of this prospectus, no Warrants have been exercised.

Private Placement

On April 14, 2020, we consummated private offers and sales (collectively, the “Private Placement”) of an aggregate of 2,500,000 shares of common stock to three investors who are also Selling Shareholders for gross cash proceeds to us of $2,500,000. In addition to customary representations and warranties made by the parties in the subscription agreements, the Company agreed to discuss with each investor, at least on a quarterly basis, and in advance of any consideration taken by the Company, of its current plans to list on a national securities exchange. The Company also agreed not to take certain actions without the express written consent of one of such holders, including any change in management or to the board of directors, change the Company’s independent public accountant, incurrence of any expense over $50,000, or any other material action. The Company further agreed to maintain its corporate existence and not sell all or substantially all of its assets, except when the surviving entity is a publicly traded entity which assumes the Company’s obligations under the Warrants the investors received and under the Registration Rights Agreement. In connection with the Private Placement, the Company entered into Registration Rights Agreements with the investors pursuant to which the Company agreed to register the shares of common stock issued to said investors and the shares issuable upon the exercise of the Warrants. The Company intends to utilize the net proceeds from this private placement to explore and evaluate potential merger candidates for the Company and for general corporate purposes.

Corporate Information

Our common stock offered in this prospectus is quoted on the OTC Pink under the symbol “HWIN”.

Our principal executive offices are located at 25 E. Grant Street, Woodstown, New Jersey 08098 and our telephone number is 856-759-9034. We do not have a website.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include:

●	a requirement to provide only two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

●	reduced disclosure about executive compensation arrangements;

●	no non-binding advisory votes on executive compensation or golden parachute arrangements; and

●	an exemption from the auditor attestation requirement in the assessment of internal control over financial reporting.

We may take advantage of these provisions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company on the date that is the earliest of (i) the last day of the fiscal year in which we had total annual gross revenues of $1.07 billion or more; (ii) the last day of our fiscal year following the fifth anniversary of the date of the completion of our initial public offering; (iii) the date on which we had issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC.

To the extent that we continue to qualify as a “smaller reporting company,” as such term is defined in Rule 12b-2 under the Exchange Act, after we cease to qualify as an emerging growth company, certain of the exemptions available to us as an emerging growth company may continue to be available to us as a smaller reporting company, including: (1) not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes Oxley Act; (2) scaled executive compensation disclosures; and (3) the requirement to provide only two years of audited financial statements, instead of three years.

THE OFFERING

Securities Offered by the Selling Shareholders	2,783,637 shares of common stock.

Trading Market	The common stock offered in this prospectus is quoted on the OTC Pink under the symbol “HWIN”. In the future, we intend to seek to have our common stock listed on a national securities exchange. However, we may not be successful in having our shares listed on a national securities exchange.

Common Stock Outstanding Before this Offering	7,797,004

Common Stock Outstanding After this Offering	7,797,004

Use of Proceeds	The Selling Shareholders will receive all of the net proceeds from the sale of shares of Common Stock in this offering. See “Use of Proceeds”.

Plan of Distribution	The Selling Shareholders may sell all or a portion of the shares of Common Stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents only at the fixed price of $6.50. Registration of the Common Stock covered by this prospectus does not mean, however, that such shares necessarily will be offered or sold. See “Plan of Distribution”.

Risk Factors	Please read “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in the securities offered in this prospectus.

RISK FACTORS

Risks Related to our Business

Our financial condition and results of operations have been and are expected to continue to be adversely affected by the recent coronavirus outbreak.

In December 2019, a novel strain of coronavirus, known as COVID-19, was first reported and was subsequently declared a pandemic by the World Health Organization in March 2020. To date, this outbreak has surfaced in nearly all regions around the world, and as the pandemic continues to spread, particularly in the United States, businesses as well as federal, state and local governments have implemented significant actions to attempt to mitigate this public health crisis. As a result, on March 23, 2020, we temporarily closed the delicatessen given the stay-at-home order issued by the governor of New Jersey. We plan to reopen the delicatessen once the order is lifted. We experienced a decrease in revenues as a result of the COVID-19 pandemic even before the stay-at-home order was issued. Even once the order is lifted and the delicatessen is re-opened, we may have a slowdown in customer’s visit due to the current economic condition. There will be no assurances that we will generate sufficient revenues. The further spread of COVID-19, and the requirements to take action to mitigate the spread of the pandemic, will impact our ability to carry out our business as usual and may materially adversely impact global economic conditions, our business, results of operations, cash flows and financial condition. Even when we are able to reopen our store, we might be subject to modified hours and conditions. Moreover, should New Jersey fail to fully contain COVID-19 or suffer a COVID-19 relapse, the market for our deli may not recover quickly or at all, which could have a material adverse effect on our business and results of operations. As a result, we may incur additional impairment charges to our inventory, store and corporate assets, any of which may have a significant or material impact on our financial results. The extent to which COVID-19 impacts our results will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the scope and duration of actions to contain COVID-19 or treat its impact, among others. While such actions may be relaxed or rolled back if and when the pandemic abates, the actions may be reinstated as it continues to evolve. The scope and timing of any such reinstatements are difficult to predict and may materially affect our future operations.

Economic conditions in the United States could adversely affect our business and financial results.

As a retailer that is dependent upon consumer discretionary spending, our results of operations are sensitive to changes in or uncertainty about macro-economic conditions. Our customers may have less money for discretionary purchases and may stop or reduce their purchases of our products or trade down to competitors’ lower priced foods as a result of job losses, foreclosures, bankruptcies, increased fuel and energy costs, higher interest rates, inflation, higher taxes, reduced access to credit, economic uncertainty and potential negative impacts relating to federal economic policy changes and recent international trade disputes. These factors may also result in a general downturn in the restaurant industry. Decreases in customer traffic and/or average value per transaction will negatively impact our financial performance as reduced revenues without a corresponding decrease in expenses result in sales de-leveraging, which creates downward pressure on margins and also negatively impacts net revenues, operating income and earnings per share. There is also a risk that if negative economic conditions or uncertainty persist for a long period of time or worsen, consumers may make long-lasting changes to their discretionary purchasing behavior, including less frequent discretionary purchases on a more permanent basis.

If our business plans are not successful, we may not be able to continue operations as a going concern and our shareholders may lose their entire investment in us.

On March 23, 2020, we have temporarily closed the delicatessen given the stay-at-home order issued by the governor of New Jersey. We plan to reopen the delicatessen once the order is lifted. We experienced a decrease in revenues as a result of the COVID-19 pandemic even before the stay-at-home order was issued. Even once the order is lifted and the delicatessen is re-opened, we a may have a slowdown in customer’s visit due to the current economic condition. There will be no assurances that we will generate sufficient revenues. We expect our growth rate and sales to be volatile in the near term as a result of the COVID-19 once we resume our delicatessen operations.

We may not have sufficient working capital to fund the expansion of our operations and to provide working capital necessary for our ongoing operations and obligations. We need to raise significant additional capital to fund our operating expenses, pay our obligations, and grow our company. Therefore, our future operations may be dependent on our ability to secure additional financing. The COVID-19 pandemic may have an adverse impact on the Company’s ability to raise capital or to continue as a going concern. As a result of the above, there is substantial doubt about the ability of the Company to continue as a going concern and the accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that may result from the outcome of this uncertainty.

We do not have any agreement for a business combination or other transaction.

We have no arrangement, agreement or understanding with respect to engaging in a merger with, joint venture with or acquisition of, a private or public entity. We cannot assure you that we will successfully identify and evaluate suitable business opportunities or that we will conclude a business combination. Management has not identified any particular industry or specific business within an industry for evaluation. We cannot guarantee that we will be able to negotiate a business combination on favorable terms, and there is consequently a risk that future funds allocated to the purchase of our shares will not be invested in a company with active business operations.

Future success is highly dependent on the ability of management to locate and attract a suitable acquisition.

The success of our proposed plan of operation will depend to a great extent on the operations, financial condition and management of the identified target company. While business combinations with entities having established operating histories are preferred, there can be no assurance that we will be successful in locating candidates meeting such criteria. The decision to enter into a business combination will likely be made without detailed feasibility studies, independent analysis, market surveys or similar information which, if we had more funds available to it, would be desirable. In the event we complete a business combination, the success of our operations will be dependent upon management of the target company and numerous other factors beyond our control. We cannot assure you that we will identify a target company and consummate a business combination.

There is competition for those private companies suitable for a merger or combination transaction of the type contemplated by management.

We are in a highly competitive market for a small number of business opportunities which could reduce the likelihood of consummating a successful business combination. We are and will continue to be an insignificant participant in the business of seeking mergers with, joint ventures with and acquisitions of small private and public entities. A large number of established and well-financed entities, including small public companies and venture capital firms, are active in mergers and acquisitions of companies that may be desirable target candidates for us. Nearly all these entities have significantly greater financial resources, technical expertise and managerial capabilities than we do. Consequently, we will be at a competitive disadvantage in identifying possible business opportunities and successfully completing a business combination. These competitive factors may reduce the likelihood of our identifying and consummating a successful business combination.

We have not conducted market research to identify business opportunities, which may affect our ability to identify a business to merge with or acquire.

We have neither conducted nor have others made available to us results of market research concerning prospective business opportunities. Therefore, we have no assurances that market demand exists for a merger or acquisition as contemplated by us. Our management has not identified any specific business combination or other transactions for formal evaluation by us, such that it may be expected that any such target business or transaction will present such a level of risk that conventional private or public offerings of securities or conventional bank financing will not be available. There is no assurance that we will be able to acquire a business opportunity on terms favorable to us. Decisions as to which business opportunity to participate in will be unilaterally made by our management, which may act without the consent, vote or approval of our stockholders.

Although management intends to devote only a limited amount of time to seeking a target company, which may adversely impact our ability to identify a suitable acquisition candidate, our Chairman intends to devote his full business time to seeking a target company.

While seeking a business combination, management anticipates devoting very limited time to our affairs in total. However, Peter Coker, Jr., our Chairman, intends to devote his full time to seeking a business combination for the Company. Neither Mr. Coker nor any of our officers have entered into any written employment agreements with us and are not expected to do so in the foreseeable future. This limited commitment may adversely impact our ability to identify and consummate a successful business combination. We are dependent on the services of our management to obtain the additional capital required to implement our business plan and for investigating, negotiating and integrating potential acquisition opportunities. The loss of services of our officers could have a substantial adverse effect on us. The expansion of our business will be largely contingent on our ability to attract and retain highly qualified corporate and operations level management team. We cannot assure you that we will find suitable management personnel or will have financial resources to attract or retain such people if found.

The time and cost of preparing a private company to become a public reporting company may preclude us from entering into a merger or acquisition with the most attractive private companies.

Target companies that are private or that fail to comply with SEC reporting requirements may delay or preclude acquisition. Sections 13 and 15(d) of the Exchange Act require reporting companies to provide certain information about significant acquisitions, including audited consolidated financial statements for the company acquired. The time and additional costs that may be incurred by some target entities to prepare these statements may significantly delay or essentially preclude consummation of an acquisition. Otherwise suitable acquisition prospects that do not have or are unable to obtain the required audited statements may be inappropriate for acquisition.

Any potential acquisition or merger with a foreign company may subject us to additional risks.

If we enter into a business combination with a foreign concern, we will be subject to risks inherent in business operations outside of the United States. These risks include, for example, currency fluctuations, regulatory problems, punitive tariffs, unstable local tax policies, trade embargoes, risks related to shipment of raw materials and finished goods across national borders and cultural and language differences. Foreign economies may differ favorably or unfavorably from the United States economy in growth of gross national product, rate of inflation, market development, rate of savings, and capital investment, resource self-sufficiency and balance of payments positions, and in other respects.

We may need to raise additional capital to consummate a merger or business combination. If our outstanding warrants operations do not produce the necessary cash needed, or if we cannot obtain needed funds, we may be forced to reduce or cease our activities with consequent loss to investors.

There is no assurance that we will be able to obtain additional funding when it is needed, or that such funding, if available, will be obtainable on terms acceptable to us. If we cannot obtain needed funds, we may be forced to reduce or cease our activities with consequent loss to investors. In addition, should we incur significant presently unforeseen expenses or delays, we may not be able to accomplish our goals.

Our shareholders may not be afforded an opportunity to vote on our proposed business combination.

We might consummate a business combination without obtaining shareholder approval of such transaction. Although a business combination might be structured so that obtaining shareholder approval of the business combination at a meeting called for such purpose would be a condition to closing, it is possible that we will consummate a business combination without the need for obtaining such approval. The decision as to whether we will seek shareholder approval of a proposed business combination or not will be made by us, solely in our discretion, and will be based on a variety of factors such as the structure of the transaction, the timing of the transaction and whether the terms of the transaction would otherwise require us to seek shareholder approval.

Our failure to adopt certain corporate governance procedures may prevent us from obtaining a listing on a national securities exchange.

We do not have an audit, compensation or nominating and corporate governance committee. The functions such committees would perform are performed by the board as a whole. Consequently, there is a potential conflict of interest in board decisions that may adversely affect our ability to become a listed security on a national securities exchange and as a result adversely affect the liquidity of our Common Stock.

Risks Related to our Common Stock

There is no assurance that we will be able to pay dividends to our shareholders, which means that you could receive little or no return on your investment.

Payment of dividends from our earnings and profits may be made at the sole discretion of our board of directors. There is no assurance that we will generate any distributable cash from operations.  Our board may elect to retain cash for operating purposes, debt retirement, or some other purpose. Consequently, you may receive little or no return on your investment.

Our shares will be subordinate to all of our debts and liabilities, which increases the risk that you could lose your entire investment.

Our shares are equity interests that will be subordinate to all of our current and future indebtedness with respect to claims on our assets. In any liquidation, all of our debts and liabilities must be paid before any payment is made to our shareholders. The amount of any debt financing we incur creates a substantial risk that in the event of our bankruptcy, liquidation or reorganization, we may have no assets remaining for distribution to our shareholders after payment of our debts.

There is a limited public market for our Common Stock.

There is currently a limited public market for the common stock. Holders of our common stock may, therefore, have difficulty selling their common stock, should they decide to do so. In addition, there can be no assurances that such markets will continue or that any shares of common stock will be able to be sold without incurring a loss. Any such market price of the common stock may not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value, and may not be indicative of the market price for the common stock in the future. Further, the market price for the common stock may be volatile depending on a number of factors, including business performance, industry dynamics, news announcements or changes in general.

We may, in the future, issue additional common shares, which would reduce investors’ percent of ownership and may dilute our share value.

Our Articles of Incorporation authorizes the issuance of 250,000,000 shares of capital stock. We have an aggregate of 155,940,080 warrants issued and outstanding which are all currently exercisable. The future issuance of common stock will result in substantial dilution in the percentage of our common stock held by our then existing shareholders. We may value any common stock issued in the future on an arbitrary basis. The issuance of common stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors and might have an adverse effect on any trading market for our common stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based upon our current assumptions, expectations and beliefs concerning future developments and their potential effect on our business. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “approximately,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing,” or the negative of these terms or other comparable terminology, although the absence of these words does not necessarily mean that a statement is not forward-looking. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements.

We cannot predict all of the risks and uncertainties. Accordingly, such information should not be regarded as representations that the results or conditions described in such statements or that our objectives and plans will be achieved and we do not assume any responsibility for the accuracy or completeness of any of these forward-looking statements. These forward-looking statements are found at various places throughout this prospectus and include information concerning possible or assumed future results of our operations, including statements about potential acquisition or merger targets; business strategies; future cash flows; financing plans; plans and objectives of management; any other statements regarding future acquisitions, future cash needs, future operations, business plans and future financial results, and any other statements that are not historical facts.

All forward-looking statements speak only as of the date of this prospectus. We undertake no obligation to update any forward-looking statements or other information contained herein. Shareholders and potential investors should not place undue reliance on these forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements in this report are reasonable, we cannot assure stockholders and potential investors that these plans, intentions or expectations will be achieved.

These forward-looking statements represent our intentions, plans, expectations, assumptions `and beliefs about future events and are subject to risks, uncertainties and other factors. Many of those factors are outside of our control and could cause actual results to differ materially from the results expressed or implied by those forward-looking statements. Considering these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. All subsequent written and oral forward-looking statements concerning other matters addressed in this prospectus and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to herein.

Except to the extent required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, a change in events, conditions, circumstances or assumptions underlying such statements, or otherwise.

USE OF PROCEEDS

We are not selling any of the Common Stock covered by this prospectus and will receive no net proceeds from the sale or other disposition of the shares covered hereby by the Selling Shareholders. All of the net proceeds from the sale or other disposition of Common Stock covered by this prospectus will go to the Selling Shareholders. We will bear all costs associated with registering the shares of Common Stock offered by this prospectus, but all selling and other expenses incurred by the Selling Shareholders will be borne by them.

MARKET PRICE AND DIVIDENDS

Market Price for our Common Stock

 There is a limited public market for our common shares. Our common shares are quoted on the OTC Pink under the symbol “HWIN”. Trading in stocks quoted on the OTC Pink is often thin and is characterized by wide fluctuations in trading prices due to many factors that may be unrelated to a company’s operations or business prospects. We cannot assure you that there will be a market in the future for our common stock.

OTC Pink securities are not listed or traded on the floor of an organized national or regional stock exchange. Instead, OTC Pink securities transactions are conducted through a telephone and computer network connecting dealers in stocks. OTC Pink issuers are traditionally smaller companies that do not meet the financial and other listing requirements of a regional or national stock exchange.

Our common stock became eligible for quotation on the OTC Pink on May 9, 2019. Over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

Holders

As of July 1, 2020, there were 52 holders of record of our Common Stock. The number of record holders does not include an indeterminate number of stockholders whose shares are held by brokers in street name.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We intend to retain future earnings, if any, to finance the expansion of our business. As a result, the Company does not anticipate paying any cash dividends in the foreseeable future.

OUR BUSINESS

Overview

Hometown International, Inc. was incorporated on May 19, 2014 under the laws of the State of Nevada. The Company is the originator of a new Delicatessen concept. Through our wholly-owned subsidiary, Your Hometown Deli Limited Liability Company, we operate a delicatessen store that features “home-style” sandwiches and other entrees in a casual and friendly atmosphere. The store is designed to offer local patrons of all ages with a comfortable community gathering places. Targeted towards smaller towns and communities, the Company’s first unit was built in Paulsboro, New Jersey.

On January 18, 2014, Your Hometown Deli was formed under the laws of State of New Jersey. On May 29, 2014, Your Hometown Deli entered into a Membership Interest Purchase Agreement with the Company and is a wholly-owned subsidiary of our Company. We introduced the delicatessen concept under the Your Hometown Deli brand name.

The Company is the originator of a new “Delicatessen” concept called “Your Hometown Deli.” Your Hometown Delis features “home-style” sandwiches, food items, and groceries in a casual and friendly atmosphere. Your Hometown Delis are designed to be comfortable community gathering places for customers of all ages. The Company seeks to create an establishment that will appeal to local residents and commuting workers, conveniently offering high-quality products at fair prices. Targeted towards smaller towns and communities, the Company’s first and only location was opened in Paulsboro, New Jersey on October 14, 2015.

Recent Developments

Impact of Current Coronavirus (COVID-19) Pandemic on the Company

As of March 23, 2020, we have closed the delicatessen given the stay-at-home order issued by the governor of New Jersey. According to management, this is a temporary situation until the order is lifted. This will have a material impact on our business.

Corporate Developments

On December 31, 2019, each of Paul F. Morina and Christine T. Lindenmuth, the principal officers and directors and majority shareholders of the Company, entered into separate Stock Purchase Agreements with Peter L. Coker, Jr., which provided for the sale by each of them of 1,000,000 shares of common stock of the Company. The consideration paid for the shares, which represented approximately 38% of the issued and outstanding share capital of the Company, was an aggregate of $3,000.

On February 1, 2020, Christine Lindenmuth, an officer and director of the Company, granted Peter L. Coker, Jr., Chairman of our Board, an option to purchase all of her 1,500,000 shares in the Company for $500. On March 19, 2020, Mr. Coker exercised the option and paid Ms. Lindenmuth $1,500 for the 1,500,000 shares. Mr. Coker simultaneously sold all of the 1,500,00 shares to three separate purchasers.

On February 17, 2020, Mr. Coker was appointed as the Chairman of the Board of Directors of the Company.

On March 18, 2020 the Company repurchased an aggregate of 38,336 shares of the Company’s common stock from a total of 11 shareholders, at a purchase price of $1.00 per share.

On March 18, 2020, the Board of Directors of the Company authorized the issuance of warrants to the shareholders of record as of March 31, 2020, which was then extended to April 15, 2020. As of such date, the Company send each shareholder of record (i) five Class A Warrants entitling the holder thereof to purchase five shares of common stock at an exercise price of $1.25 per share, (ii) five Class B Warrants entitling the holder thereof to purchase five shares of common stock at an exercise price of $1.50 per share, (iii) five Class C Warrants entitling the holder thereof to purchase five shares of common stock at an exercise price of $1.75 per share and (iv) five Class D Warrants entitling the holder thereof to purchase five shares of common stock at an exercise price of $2.00 per share, with each warrant expiring on April 15, 2035 (collectively, the “Warrants”). The Company issued an aggregate of 155,940,080 Warrants. The Warrants include antidilution provisions and other rights, which are contained in all the Warrants. In addition to the customary antidilution adjustment for stock splits and reclassifications, if at any time the Company issues rights to purchase shares pro rata to all of its the shareholders, then the holders of the Warrants shall be entitled to such rights. The holders of the Warrant shall also be entitled to dividends paid to the Company’s shareholders as if the holders had exercised the Warrants. Moreover, until the Company’s common stock is listed or quoted on a national securities exchange, if the Company sells or grants any option to purchase, or sells or grants any right to reprice, or otherwise disposes of or issues (or announce any offer, sale, grant or any option to purchase or other disposition) any common stock or common stock equivalents at an effective price per share less than the exercise price of the Warrants then in effect, then simultaneously with the consummation of each such issuance, the exercise price of the Warrants shall be reduced to equal such lower price. In addition, the holders of the Warrants shall be entitled to all notices as if said holders were holders of the common stock of the Company. To date none of the Warrants have been exercised.

On March 23, 2020, the Company filed a Certificate of Amendment to the Company’s Articles of Incorporation with the Secretary of State of the State of Nevada increasing the number of shares of common stock the Company is authorized to issue from 100,000,000 to 250,000,000.

Effective as of May 1, 2020, we entered into a Consulting Agreement with Tryon Capital Ventures LLC, a North Carolina limited liability company (“Tryon”) which is 50% owned by the father of Mr. Coker, our Chairman of the Board. Pursuant to this agreement, Tryon was engaged as a consultant to the Company, to, among other things, support in the research, development, and analysis of product, financial and strategic matters. The term of the Tryon Consulting Agreement is one year; provided, however, that each party has the right to terminate the agreement upon 30 days’ prior written notice to the other. Pursuant to the agreement, Tryon shall receive $15,000 per month during the term of the agreement, in addition to reimbursement of expenses approved in advance by the Company.

Effective as of May 1, 2020, we also entered into a Consulting Agreement with VCH Limited, a company formed under the laws of Macau (“VCH”) which owns in excess of 10% of our common stock. Pursuant to this agreement, VCH was engaged as a consultant to the Company, to, among other things, create and build a presence with high net worth and institutional investors. The term of the agreement is one year; provided, however, that each party has the right to terminate the agreement upon 30 days’ prior written notice to the other. Pursuant to the agreement, VCH shall receive $25,000 per month during the term of the agreement, in addition to reimbursement of expenses approved in advance by the Company.

Private Placement

On April 14, 2020, we consummated private offers and sales (collectively, the “Private Placement”) of an aggregate of 2,500,000 shares of common stock to three investors who are also Selling Shareholders for gross cash proceeds of $2,500,000. In addition to customary representations and warranties made by the parties in the Private Placement documents, the Company agreed to discuss with these investors, at least on a quarterly basis, and in advance of any consideration taken by the Company, of its current plans to list on a national securities exchange. The Company also agreed not to take certain actions without the express written consent of one of such investors, including any change in management or to the board of directors, change the Company’s independent public accountant, incurrence of any expense over $50,000, or any other material action. The Company further agreed to maintain its corporate existence and not sell all or substantially all of its assets, except when the surviving entity is a publicly traded entity which assumes the Company’s obligations under the Warrants and the Registration Rights Agreement. In connection with the Private Placement, the Company entered into Registration Rights Agreements with the three investors pursuant to which the Company agreed to register the shares of common stock issued to the investors and the shares issuable upon the exercise of the Warrants they received.

The Company intends to utilize the net proceeds from the Offering to explore and evaluate potential merger candidates for the Company and for general corporate purposes.

Registration Rights

In connection with the Private Placement, the Company entered into Registration Rights Agreements with the investors, pursuant to which the Company agreed that no later than 20 calendar days after it receives notice from at least two-thirds of the investors, the Company shall file a registration statement with the SEC covering the shares issued in the Private Placement, and the shares of common stock issuable upon exercise of the Warrants received by the three investors. The Company agreed to use its commercially reasonable efforts to ensure that such registration statement is declared effective within 60 calendar days of filing with the SEC, or 90 days in the event of a full review by the SEC. If the Company is late in filing the registration statement, or if the registration statement is not declared effective on a timely basis, the Company will be required to pay these three investors, who are also included as selling shareholders in this prospectus, liquidated damages at a rate equal to 1% of the purchase price for each full month the registration requirements have not been satisfied; provided, however, that in no event shall the aggregate of any such liquidated damages exceed 10% of the total purchase price. The Company is required to use its commercially reasonable efforts to maintain the effectiveness of the Registration Statement until the expiration of the Warrants, or until Rule 144 is available.

On April 22, 2020, the Company received a demand letter from the investors pursuant to the Registration Rights Agreement requesting that the Company register the Common Stock and the warrants owned by the three investors in a registration statement. On May 6, 2020, the three investors consented to a waiver of all the securities being registered to only include the 2,500,000 shares of Common Stock. On June 4, 2020, the three investors consented to a second waiver and agreed to include only 1,500,000 shares of Common Stock owned by the investors.

Going forward, we intend to seek, investigate and, if such investigation warrants, engage in a business combination with a private entity whose business presents an opportunity for our shareholders. Our objectives discussed below are extremely general and are not intended to restrict discretion of our Board of Directors to search for and enter into potential business opportunities or to reject any such opportunities. We have no particular business combination in mind and have not entered into any negotiations regarding such a combination. Neither our officers nor any of our affiliates has engaged in any negotiations with any representative of any company regarding the possibility of an acquisition or combination between our company and such other company. We have not yet entered into any agreement, nor do we have any commitment or understanding to enter into or become engaged in a transaction.

We will not restrict our potential candidate target companies to any specific business, industry or geographical location and, thus, may acquire any type of business. Further, we may acquire or combine with a venture that is in its preliminary or early stages of development, one that is already in operation or one that is in a more mature stage of its corporate existence. Accordingly, business opportunities may be available in many different industries and at various stages of development, all of which will make the task of comparative investigation and analysis of such business opportunities difficult and complex.

The analysis of new business opportunities will be undertaken by or under the supervision of our executive officers and directors, none of whom is a business analyst. Therefore, it is anticipated that outside consultants or advisors may be utilized to assist us in the search for and analysis of qualified target companies.

A decision to participate or not in a specific business opportunity will be made based upon our analysis of the quality of the prospective business opportunity’s management and personnel, its assets, the anticipated acceptability of products or marketing concepts, the merit of a proposed business plan and numerous other factors that are difficult, if not impossible, to analyze using any objective criteria. We have unrestricted flexibility in seeking, analyzing and participating in potential business opportunities.

In our efforts to analyze potential acquisition targets, we will consider the following kinds of factors:

●	potential for growth, indicated by new technology, anticipated market expansion or new products;

●	competitive position as compared to other firms of similar size and experience within the industry segment as well as within the industry as a whole;

●	strength and diversity of management, either in place or scheduled for recruitment;

●	capital requirements and anticipated availability of required funds, to be provided by us or from operations, through the sale of additional securities, through bank loans or other commercial borrowing arrangements, through joint ventures or similar arrangements or from other sources;

●	the cost of participation by us as compared to the perceived tangible and intangible values and potentials;

●	the extent to which the business opportunity can be advanced;

●	the accessibility of required management expertise, personnel, raw materials, services, professional assistance and other required items; and

●	other relevant factors.

In applying the foregoing criteria, no one of which will be controlling, management will attempt to analyze all factors and circumstances and make a determination based upon reasonable investigative measures and available data.

Potentially available business opportunities may occur in many different industries, and at various stages of development, all of which will make the task of comparative investigation and analysis of such business opportunities extremely difficult and complex. Due to our limited capital available for investigation, we may not discover or adequately evaluate adverse facts about the opportunity to be acquired.

In implementing a structure for a particular business acquisition, we may become a party to a merger, consolidation, reorganization, joint venture, licensing agreement or other arrangement with another entity. We also may acquire stock or assets of an existing business. On the consummation of a transaction it is probable that the present management and shareholders of the company will no longer be in control of the company. In addition, some or all of our officers and directors, as part of the terms of the acquisition transaction, likely will be required to resign and be replaced by one or more new officers and directors without a vote of our shareholders.

It is anticipated that any securities issued in any such reorganization would be issued in reliance upon exemption from registration under applicable federal and state securities laws. In some circumstances, however, as a negotiated element of a transaction, we may agree to register all or a part of such securities immediately after the transaction is consummated or at specified times thereafter. The issuance of substantial additional securities and their potential sale into any trading market which may develop in our securities may have a depressive effect on that market.

While the actual terms of a transaction to which we may be a party cannot be predicted, it may be expected that the parties to the business transaction will find it desirable to avoid the creation of a taxable event and thereby structure the acquisition as a “tax-free” reorganization under Sections 351 or 368 of the Internal Revenue Code of 1986, as amended.

With respect to any merger or acquisition, negotiations with target company management are expected to focus on the percentage of our company that the target company shareholders would acquire in exchange for all of their shareholdings in the target company. Depending upon, among other things, the target company’s assets and liabilities, our existing shareholders will in all likelihood hold a substantially lesser percentage ownership interest in our company following any merger or acquisition. The percentage ownership of our existing shareholders may be subject to significant reduction in the event we acquire a target company with substantial assets. Any merger or acquisition effected by us can be expected to have a significant dilutive effect on the percentage of shares held by our shareholders at such time.

We will participate in a business opportunity only after the negotiation and execution of appropriate agreements. Although the terms of such agreements cannot be predicted, generally such agreements will require certain representations and warranties of the parties thereto, will specify certain events of default, will detail the terms of closing and the conditions which must be satisfied by the parties prior to and after such closing, will outline the manner of bearing costs, including costs associated with our attorneys and accountants, and will include miscellaneous other terms.

It is anticipated that the investigation of specific business opportunities and the negotiation, drafting and execution of relevant agreements, disclosure documents and other instruments will require substantial management time and attention and substantial cost for accountants, attorneys and others. If a decision is made not to participate in a specific business opportunity, the costs theretofore incurred in the related investigation would not be recoverable. Furthermore, even if an agreement is reached for the participation in a specific business opportunity, the failure to consummate that transaction may result in our loss of the related costs incurred.

We expect to encounter substantial competition in our efforts to identify and consummate a transaction with a business opportunity. The primary competition will be from other companies organized and funded for similar purposes, small venture capital partnerships and corporations, small business investment companies and wealthy individuals, all of which may have substantially greater financial and other resources than we do. In view of our limited financial resources and limited management availability, we may be at a competitive disadvantage compared to our competitors.

The Your Hometown Deli Concept

Your Hometown Deli is a delicatessen concept that will focus on providing high-quality food products not available in local supermarkets or take-out restaurants. The delicatessen concept has a worldwide history with the term first appearing in the English language in 1889. The word “delicatessen” originates in the German language and means “delicacies” or “fine foods.” Delicatessens vary throughout the world, but in the United States a delicatessen (or “deli”) is a small retail store that is a blend of a grocery and a fast-food restaurant.

The Company’s Your Hometown Deli concept is patterned after traditional delicatessens, offering a wider and fresher menu than found at fast-food restaurants. Sandwiches and green salads are made fresh to order. Like many delis, Your Hometown Deli serves some hot foods kept on a steam table, similar to a cafeteria. In addition to ready-to-eat food, the Your Hometown Deli sells cold cuts by weight. A wide variety of beverages are also sold together with potato chips and similar products.

In addition to our food offering, newspapers, limited household items and small snack items, such as candy, cookies and chewing gums are planned to be available for purchase. Your Hometown Deli also provides take-out service and limited seating in the store.

Products

Your Hometown Deli provides sandwiches, soups, salads, deli meats/cheeses, hot/cold drinks, fresh breads/rolls and small retail items for cooking, baking, and home use. Salads include made-to-order green salads, prepared pasta, potato, chicken, or other variety of “wet” salads. Breakfast products include baked goods (breakfast pastries, bagels, toast), yogurt, and hot breakfast sandwiches. Fresh coffee, tea and other hot and cold beverages are also available for purchase.

Strategy

The Company’s business strategy is to create a food-centered social environment within the local community that offers higher-quality prepared food and ingredients than is typically found locally. The Company’s management believes that broader market trends and certain locality-specific attributes support this strategy. The average American eats out 4-5 times a week and according to the United States Department of Labor. Management of the Company believes the increased popularity of eating out in the United States is a social trend that is likely to continue in the future.

Our continued existence is dependent upon our ability to continue to execute our operating plan and to obtain additional debt or equity financing. There can be no assurance the necessary debt or equity financing will be available or will be available on terms acceptable to our company. If we cannot obtain financing or if we determine not to proceed with our business plan, we may decide to exit our existing business and explore potential strategic alternatives, including establishing a new business, or target an existing business for acquisition, without restriction to any specific business, industry or geographical location.

Location

The Company’s sole location is in Paulsboro, a borough in Gloucester County, New Jersey that was founded in 1904. Paulsboro is located directly across the Delaware River from the city of Philadelphia and the Philadelphia airport. Your Hometown Deli is located on a property in the commercial area of downtown Paulsboro that has two buildings. The front building is the location of the new Your Hometown Deli as well as the local Conrail offices. The rear building is used throughout the week as a practice facility by the local wrestling club and other sports groups. Paulsboro has a national reputation for its wrestling activities and one of the Company’s founders is a leader in the sport of wrestling.

The borough of Paulsboro is undergoing a redevelopment phase from a petroleum products specialty port into an adaptable “OmniPort” able to handle a diversity of bulk, break bulk cargo and shipping containers. Studies completed in 2012 concluded that the port is well suited to become a center for the manufacturing, assembly, and transport of wind turbines and platforms for the development of Atlantic Wind Connection. The port is located approximately one mile from the site of the Your Hometown Deli. The Company’s management believes that hundreds of employees around the area will eventually pass the Your Hometown Deli, the only food establishment on the main commuter route to the Port.

The Market

The local Paulsboro market is small, but conducive to hosting a Your Hometown Deli. According to the 2010 United States Census, there were 6,097 people and 2,286 households residing in the borough. The median household income was $43,846. The broader Philadelphia Metropolitan Statistical Area is the sixth-largest metropolitan area in the United States with a population to 6.53 million people.

The Company anticipates drawing customers from people living in Paulsboro and the adjacent communities of Greenwich, Clarksboro, and West Deptford, New Jersey. Commuting workers are also anticipated to be customers.

Local students and coaches who frequently use the sports practice facility on the property are another group of potential customers. The practice facility is also home to the “The Monster Factory,” a professional wrestling training and wrestling match promotions organization. In business more than 30 years, the Monster Factory has become “the world’s most famous wrestling school” and has been featured in the Rolling Stone, NewsWeek, and Wall Street Journal. The Company believes that the attendees of Monster Factory wrestling events are potential customers for Your Hometown Deli.

Local competing delicatessen concept stores include Wally’s Grocery & Deli. Other dining and grocery options in the area include locally owned pizzerias, seafood, and fine dining restaurants. Fast food options in the vicinity include McDonalds, Burger King, and Wendy’s. Grocery stores include Wawa, Dollar General, Heritage’s Dairy Stores and Fair Deal Food Market.

Sales and Marketing

The Company relies heavily on word of mouth for its marketing. The Company’s founders have close ties to the community in which the first store is located and believe that these relationships will help the Company’s sales and marketing efforts. We use Facebook to describe the quality, atmosphere, products, specials, customer opinions and general information about the Your Hometown Deli’s operation. All sales and marketing messages will attempt to describe the unique character of the Your Hometown Deli and its family-oriented style and old-world feel.

Seasonality

We do not have a seasonal business cycle. However, we may offer seasonal food items or adjust our menu items depending on the seasons.

Environmental Matters

Our business currently does not implicate any environmental regulation.

Intellectual Property

We do not hold any patents, trademarks or other registered intellectual property on products relating to our business except that we have a Facebook page.

DESCRIPTION OF PROPERTY

The Company’s principal executive office and mailing address is 25 E. Grant Street, Woodstown, NJ 08098.

On July 1, 2014, the Company entered into a five-year non-cancelable operating lease with Mantua Creek Group, LLC (“Mantua”), a related party, for the store space at 541A Mantua Ave, Paulsboro, NJ 08066 for a monthly rate of $500. The lease was extended on August 12, 2019 for an additional two-year term. Management believes that this space is adequate for its current needs.

LEGAL PROCEEDINGS

There are no pending legal proceedings to which we are a party or in which any director, officer or affiliate of ours, any owner of record or beneficially of more than 5% of any class of our voting securities, or security holder is a party adverse to us or has a material interest adverse to us.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion together with our financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that are based on our current expectations, estimates and projections about our business and operations. Our actual results may differ materially from those currently anticipated and expressed in such forward-looking statements.

Impact of Current Coronavirus (COVID-19) Pandemic on the Company

As of March 23, 2020, we have closed the delicatessen given the stay-at-home order issued by the governor of New Jersey. According to management, this is a temporary situation until the order is lifted. This will have a material impact on our business.

Overview

Incorporated on May 19, 2014 under the laws of the State of Nevada, Hometown International, Inc. is the originator of a new Delicatessen concept. Through our wholly-owned subsidiary, Your Hometown Deli Limited Liability Company (“Your Hometown Deli”), we operate a delicatessen store that features “home-style” sandwiches and other entrees in a casual and friendly atmosphere. The store is designed to offer local patrons of all ages with a comfortable community gathering places. Targeted towards smaller towns and communities, the Company’s first and only store is located in Paulsboro, New Jersey.

On April 14, 2020, we consummated a private offer and sale of an aggregate of 2,500,000 shares of common stock for gross cash proceeds to us of $2,500,000. The Company intends to utilize the net proceeds from this offering to explore and evaluate potential merger candidates for the Company and for general corporate purposes.

On April 15, 2020, we issued to each shareholder of record on said date: (i) five Class A Warrants, entitling the holder thereof to purchase five shares of the Company’s common stock at an exercise price of $1.25 per share (the “Class A Warrants”), (ii) five Class B Warrants, entitling the holder thereof to purchase five shares of the Company’s common stock at an exercise price of $1.50 per share (the “Class B Warrants”), (iii) five Class C Warrants, entitling the holder thereof to purchase five shares of the Company’s common stock at an exercise price of $1.75 per share (the “Class C Warrants”), and (iv) five Class D Warrants, entitling the holder thereof to purchase five shares of the Company’s common stock at an exercise price of $2.00 per share (the “Class D Warrants”), with each warrant expiring on April 15, 2035 (collectively, the “Warrants”). The Company issued an aggregate of 155,940,080 Warrants. No warrants have been exercised to date.

Going Concern

As reflected in the accompanying condensed consolidated financial statements, the Company used cash in operations of $29,834, has an accumulated deficit of $891,611, and has a net loss of $84,691 for the three months ended March 31, 2020.

We experienced a decrease in revenues as a result of the COVID-19 pandemic even before the stay-at-home order was issued on March 23, 2020 by the governor of New Jersey. Even once the order is lifted and the delicatessen is re-opened, we a may have a slowdown in customer visits due to the current economic condition. There will be no assurances that we will generate sufficient revenues. We expect our growth rate and sales to be volatile in the near term as a result of the COVID-19 once we resume our delicatessen operations.

We may not have sufficient working capital to fund the expansion of our operations and to provide working capital necessary for our ongoing operations and obligations. We need to raise significant additional capital to fund our operating expenses, pay our obligations, and grow our company. Therefore, our future operations may be dependent on our ability to secure additional financing. The COVID-19 pandemic may have an adverse impact on the Company’s ability to raise capital or to continue as a going concern. As a result of the above, there is substantial doubt about the ability of the Company to continue as a going concern and the accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that may result from the outcome of this uncertainty.

Critical Accounting Policies and Estimates

Use of Estimates

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period. Significant estimates include valuation of in kind contribution of service and valuation of deferred tax assets. Actual results could differ from those estimates.

Revenue Recognition

Effective January 1, 2018, the Company recognizes revenue in accordance with Accounting Standards Codification 2014-09, Revenue from Contracts with Customers (Topic 606).

The Company generates revenue operating a delicatessen. Revenue from the operations of Company-owned delicatessen are recognized when sales occur.

Recent Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02, “Leases” Topic 842, which amends the guidance in former ASC Topic 840, Leases. The new standard increases transparency and comparability most significantly by requiring the recognition by lessees of right-of-use (“ROU”) assets and lease liabilities on the balance sheet for all leases longer than 12 months. Under the standard, disclosures are required to meet the objective of enabling users of financial statements to assess the amount, timing, and uncertainty of cash flows arising from leases. For lessees, leases will be classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the income statement. The Company adopted the new lease guidance effective January 1, 2019 using the modified retrospective transition approach, applying the new standard to all of its leases existing at the date of initial application which is the effective date of adoption. Consequently, financial information will not be updated and the disclosures required under the new standard will not be provided for dates and periods before January 1, 2019. We elected the package of practical expedients which permits us to not reassess (1) whether any expired or existing contracts are or contain leases, (2) the lease classification for any expired or existing leases, and (3) any initial direct costs for any existing leases as of the effective date. We did not elect the hindsight practical expedient which permits entities to use hindsight in determining the lease term and assessing impairment. The adoption of the lease standard did not change our previously reported consolidated statements of operations and did not result in a cumulative catch-up adjustment to opening equity. As a result, the Company has recorded Right-to-use assets and corresponding Lease obligations as more fully discussed in our consolidated financial statements included in this Registration Statement.

All other newly issued accounting pronouncements, but not yet effective, have been deemed either immaterial or not applicable.

Results of Operations - Three Months Ended March 31, 2020 Compared to Three Months Ended March 31, 2019

We generated revenue of $3,577 and $4,608 for the three months ended March 31, 2020 and 2019, respectively. The decrease in revenue is mainly attributed to decline in customer visits and a temporary closure of our delicatessen as a result of the COVID-19 pandemic. Our operating expenses were $80,939 for the three months ended March 31, 2020, compared to $40,813 for the three months ended March 31, 2019. Increase in cost and expense was mostly attributable to increases in professional and general and administrative fees. Increase in professional fees was mostly attributable to legal fees and expenses relating to the shareholder repurchases, debt conversion, issuances of the Warrants and the Private Placement. Increase in general and administrative expense was attributable to fees required in connection with filings with the SEC. These increases were slightly offset by the slight decrease in delicatessen direct expenses such as food, beverage, supplies and other direct operating and occupancy costs.

We incurred net loss from operations of $77,362 and $36,205 for the three months ended March 31, 2020 and 2019, respectively. The increase in net loss from operations is mainly attributed to the increase in total costs and expenses and a decrease in revenue during the three months ended March 31, 2020, as compared to the same period ended March 31, 2019.

Due to the described factors above, we had a net loss of $84,691 and $42,443 for the three months ended March 31, 2020 and 2019, respectively.

Liquidity and Capital Resources

As of March 31, 2020, we had total assets of $21,964, consisting of $10,198 in cash, $7,021 in net operating lease asset, $4,227 in leasehold improvements and $518 in inventory. Our liabilities as of March 31, 2020 were $508,915, which comprised of $330,104 in notes payable due to related parties, $113,787 in accounts payable and accrued expenses, $58,003 due to officers and $7,021 in operating lease liability. As of March 31, 2020, we had a working capital deficit of $496,725.

The following is a summary of our cash flows provided by (used in) operating, investing, and financing activities for the three months ended March 31, 2020 and 2019:

	For the three months ended March 31, 2020	For the three months ended March 31, 2019
Net Cash Used in Operating Activities	$(29,834)	$(13,143)
Net Cash Used in Investing Activities	-	-
Net Cash Provided by Financing Activities	$34,650	$12,997
Net Increase (decrease) in Cash and Cash Equivalents	$4,816	$(146)

For the three months ended March 31, 2020, net cash used in operations of $29,834 was the result of a net loss of $84,691, offset by in kind contribution of services by $7,714, depreciation expense of $1,811, a decrease in inventory of $526 and an increase in accounts payable of $44,806. For the three months ended March 31, 2019, net cash used in operations of $13,143 was the result of a net loss of $42,443, offset by in kind contribution of services by $7,714, depreciation expense of $1,804 , a decrease in inventory of $304, and an increase in accounts payable of $19,478.

Net cash used in our investing activities were $0 and $0 for the three months ended March 31, 2020 and March 31, 2019, respectively.

Our financing activities resulted in a cash inflow of $34,650 for the three months ended March 31, 2020, which is represented by $4,986 proceeds from officers, $2,000 of repayment of note payable-related party, $70,000 proceeds from note payable-related party and $38,336 of repurchase of common stock. Our financing activities resulted in a cash inflow of $12,997 for the three months ended March 31, 2019, which is represented by $997 proceeds from officers, and $12,000 proceeds from note payable – related party.

On March 23, 2020, we have temporarily closed the delicatessen given the stay-at-home order issued by the governor of New Jersey. We plan to reopen the delicatessen once the order is lifted. We experienced a decrease in revenues as a result of the COVID-19 pandemic even before the stay-at-home order was issued. Even once the order is lifted and the delicatessen is re-opened, we a may have a slowdown in customer’s visits due to the current economic condition. There will be no assurances that we will generate sufficient revenues. We expect our growth rate and sales to be volatile in the near term as a result of the COVID-19 once we resume our delicatessen operations.

We are dependent on the revenues from our delicatessen operations and receipt of capital investment or other financing to fund our ongoing operations. On April 14, 2020, we consummated a private offer and sale of an aggregate of 2,500,000 shares of common stock for gross cash proceeds to us of $2,500,000. The Company plans to utilize the net proceeds from this offering to explore and evaluate potential merger candidates for the Company and to fund general corporate purposes. On April 24, 2020, the Company fully repaid the notes payable from related party totaling $285,126 along with its accrued interest. We may not have any available working capital to fund our delicatessen and ongoing operations and to pay our obligations. There will be no assurances that the new business plan will be successful and able to generate sufficient revenues to fund the operations. If we continue to generate insufficient revenues to fund the operations, we may decide to exit our existing business and explore potential strategic alternatives, including establishing a new business, or target an existing business for acquisition, without restriction to any specific business, industry or geographical location. This raises substantial doubt about our ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company’s ability to raise additional capital and implement its business plan.

Results of Operations for the years ended December 31, 2019 and December 31, 2018

Comparison of the Fiscal Year Ended December 31, 2019 and 2018

We generated $21,772 and $32,205 in revenue for the fiscal year ended December 31, 2019 and 2018, respectively. We incurred operating expenses of $153,930 and $119,505 for the fiscal year ended December 31, 2019 and 2018, respectively. Our operating expenses for the fiscal year ended December 31, 2019 consisted of food, beverage and supplies of $15,824, direct operating and occupancy costs of $9,446, labor costs of $102, professional fees of $56,776 and general and administrative fees of $64,467, compared to food, beverage and supplies of $20,172, direct operating and occupancy costs of $8,734, labor costs of $360, professional fees of $34,096 and general and administrative expenses of $48,828 for the fiscal year ended December 31, 2018. We had a net loss of $149,341 for the fiscal year ended December 31, 2019 compared to net loss of $108,843 for the fiscal year ended December 31, 2018.

Liquidity and Capital Resources - for the years ended and as of December 31, 2019 and as of December 31, 2018

As of December 31, 2019, we had total assets of $20,788 and $492,426 in liabilities, respectively. Thus, we had a total stockholders’ deficit of $471,638 as of December 31, 2019. As of December 31, 2018, we had total assets of $14,868 and $368,021 in liabilities, respectively. Thus, we had a total stockholders’ deficit of $353,153 as of December 31, 2018.

As of December 31, 2019, we had a cash balance of $5,382. Operating activities used $156,671 in cash for the fiscal year ended December 31, 2019. Financing activities provided $161,444 in cash for the fiscal year ended December 31, 2019.As of December 31, 2018, we had a cash balance of $609. Operating activities used $53,544 in cash for the fiscal year ended December 31, 2018. Financing activities provided $48,812 in cash for the fiscal year ended December 31, 2018.

On December 31, 2019, we borrowed $175,000 from Peter Coker, Jr., our Chairman of the Board. The principal amount, plus accrued and unpaid interest at 8% per annum, is due and payable on June 30, 2020. The loan was repaid in full on April 24, 2020.

On December 31, 2019, the Company entered into an unsecured promissory note with Peter Coker, Jr. in the amount of $10,000. Pursuant to the terms of the note, the note is bearing 8% interest, unsecured and is due on December 31, 2020. The loan was repaid in full on April 24, 2020.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

MANAGEMENT

Directors and Executive Officers

The following table sets forth the names and ages of our officers and directors. Our executive officers are elected annually by our Board of Directors. Our executive officers hold their offices until they resign, are removed by the Board, or a successor is elected and qualified.

Name	Age	Position

Peter L. Coker, Jr.	51	Chairman of the Board of Directors
Paul F. Morina	61	President, Chief Executive Officer, Chief Financial Officer, Treasurer and Director
Christine T. Lindenmuth	45	Vice President, Secretary and Director

Set forth below is a brief description of the background and business experience of our executive officers and directors.

Peter L. Coker Jr., Chairman – Since February 2013, Mr. Coker has been the Chairman (Executive Director) of South Shore Holdings Limited, a Hong Kong listed company . He is also a member of that company’s Finance and Investment Committee, Disclosure Committee and Executive Committee, and a director of its various subsidiaries. Mr. Coker was the Managing Partner of Pacific Advisers, and was also a partner of TDR Capital Investment Ltd (a Shenzhen-based private equity firm) from 2009 to 2013. From 2006 to 2009, Mr. Coker served as Chairman of Global Trading Offshore Pte (Singapore). From 2002 to 2005, Mr. Coker served as the Chairman of Wellington Securities (New Zealand). Mr. Coker served as an officer of the Bridge Companies prior to joining Wellington Securities (New Zealand) in 2002. During his service with the Bridge Companies, Mr. Coker held the title of Managing Director-Asia, Chief Executive Officer of E-Bridge and Managing Director of Bridge Asia where he was responsible for the firm’s equity business in Japan and South East Asia/Australia. From 2000 to 2001, Mr. Coker served as the Chairman of IRESS Market Technology Limited (formerly BridgeDFS) (ASX: IRE). Mr. Coker graduated from Lehigh University in the United States with a Bachelor of Arts degree in 1990. Our board of directors believes Mr. Coker’s industry experience, as well as his extensive finance and operations experience, uniquely position him to lead the Company through our next phase as a company.

Paul F. Morina, President, CEO, CFO, Treasurer and Director - Since 2008, Mr. Morina has been the Principal of Paulsboro (NJ) High School and as the Head Wrestling Coach since 1986. Mr. Morina has spent his entire career in the Paulsboro Public School District where he began as an Elementary School Physical Education Teacher and Health Instructor in 1982. He has held the positions of High School Physical Education and Health Instructor, Head Coach, and High School Athletic Director. While at James Madison University, he was a two-time NCAA Eastern Regional champion. Mr. Morina has been highly successful coaching high school wrestling for over 27 years in his hometown of Paulsboro, N. J. Named the 1994 State Wrestling Man-of-the-Year by Wrestling USA Magazine, his teams have won 25 class state championships, 24 district championships and 25 conference titles. He has a 550-34-4 overall record and has lead the Paulsboro wrestling program to exceed 1,000 victories. In addition to his work within the Paulsboro public school systems, Mr. Morina served as a Member of Paulsboro Town Council from 2005 to 2011. Mr. Morina earned his B. A. from James Madison University and his M. Ed. degree from Widener University. We believe that Mr. Morina’s in-depth knowledge and extensive experience makes him a valuable member of our board of directors.

Christine T. Lindenmuth, Vice President, Secretary and Director - Since September 2012, Ms. Lindenmuth has been a Math Teacher at Paulsboro High School, where she is also active in the Paulsboro Education Association, Mentor Club, Renaissance Committee and Alternative Education Program. Prior to Paulsboro High, Ms. Lindenmuth was a Student Advisor at Salem Community College from 2010 through 2012. She has also served as a School Counselor at Gateway Regional High School, Lindenwold High School and Salem County Vocational School. Ms. Lindenmuth started her career as a Math Teacher in 1997 at the PG-CP Regional High School, where she taught accelerated students at the Academy of Science and Engineering. Ms. Lindenmuth currently serves on Salem County School Employee Federal Credit Union Loan Committee, as an Association Representative for the Penns Grove Chapter of the New Jersey Teachers Union, and as a representative on the State Educational Policy Committee for the New Jersey Education Association. Ms. Lindenmuth earned her B.A. from Rider University and her M. Ed. from Wilmington University. We believe that Ms. Lindenmuth’s in-depth knowledge and extensive experience makes her a valuable member of our board of directors.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws.

Family Relationships

There are no family relationships between any of our directors or executive officers.

Certain Legal Proceedings

There are no legal proceedings that have occurred within the past ten years concerning our directors, or control persons which involved a criminal conviction, a criminal proceeding, an administrative or civil proceeding limiting one’s participation in the securities or banking industries, or a finding of securities or commodities law violations.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation

Our executive officers have not received any compensation for services rendered to us and are not accruing any compensation pursuant to any agreement with us. We do not expect to pay any compensation to any of our officers until sufficient and sustainable revenues and profits are realized.

No retirement, pension, profit sharing, insurance programs, long-term incentive plans or other similar programs have been adopted by us for the benefit of our employees. We had no outstanding equity awards as of the date of this prospectus.

There were no outstanding equity awards made to any officers or directors as of December 31, 2019.

PRINCIPAL SHAREHOLDERS

The following table lists, as of July 1, 2020, the number shares of Common Stock beneficially owned by (i) each person or entity known to the Company to be the beneficial owner of more than 5% of the Company’s outstanding common stock; (ii) each executive officer; and (iii) all officers and directors as a group. Information relating to beneficial ownership of Common Stock by our principal shareholders and management is based upon information furnished by each person using “beneficial ownership” concepts under the rules of the SEC. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the SEC rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power with respect to the shares beneficially owned.

Unless otherwise indicated, the business address of each such person is c/o Hometown International, Inc., 25 E. Grant Street, Woodstown, New Jersey 08098. The percentages below are calculated based on 7,797,004 shares of Common Stock issued and outstanding as of July 1, 2020.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent
Peter L. Coker, Jr.	0		0
Paul F. Morina(1)	31,500,000		83.34%
Christine T. Lindenmuth	0		0
All Executive Officers and Directors as a group (3 persons)	31,500,000		83.34%
Blackwell Partners LLC – Series A (2) 8/F Printing House 6 Duddell Street Central Hong Kong, Hong Kong	28,980,000	(3)	81.87%
STAR V Partners LLC (4) 8/F Printing House 6 Duddell Street Central Hong Kong, Hong Kong	13,938,750	(5)	66.15%
Maso Capital Investments Limited (6) 8/F Printing House 6 Duddell Street Central Hong Kong, Hong Kong	9,581,250	(7)	56.62%
Global Equity Limited(8) Avenida Da Praia Grande No. 759, 1 Andar Macau, China	42,000,000	(9)	87.87%
IPC-Trading Company(10) Avenida Da Praia Grande No. 759, 1 Andar Macau, China	10,500,000	(11)	57.39%
RTO Limited (12) Avenida Da Praia Grande No. 759, 1 Andar Macau, China	10,500,000	(13)	57.39%
VCH Limited(14) Avenida Da Praia Grande No. 759, 1 Andar Macau, China	10,500,000	(15)	57.39%
Europa Capital Investments,LLC (16) 610 Jones Ferry Road, Suite 207 Carrboro, North Carolina 27510	1,990,400	(17)	19.76%
Peter L. Coker, Sr. (18) 12804 Morehead Chapel Hill, North Carolina 27517	1,330,014	(19)	14.67%

(1)	Includes 1,500,000 shares of common stock issued and outstanding, 7,500,000 shares issuable upon the exercise of the Class A Warrants, 7,500,000 shares issuable upon the exercise of the Class B Warrants, 7,500,000 shares issuable upon the exercise of the Class C Warrants, and 7,500,000 shares issuable upon the exercise of the Class D Warrants.
(2)	Manoj Jain, authorized signatory of Maso Capital Partners Limited (“Maso”), has sole voting and investment power over the securities of the Company held by Blackwell Partners LLC – Series A (“Blackwell”). Mr. Jain and Maso disclaim beneficial ownership over the securities of the Company held by Blackwell.
(3)	Includes 1,380,000 shares of common stock issued and outstanding, 6,900,000 shares issuable upon the exercise of the Class A Warrants, 6,900,000 shares issuable upon the exercise of the Class B Warrants, 6,900,000 shares issuable upon the exercise of the Class C Warrants, and 6,900,000 shares issuable upon the exercise of the Class D Warrants.
(4)	Manoj Jain, authorized signatory of Maso, has sole voting and investment power over the securities of the Company held by STAR V Partners LLC (“Star”). Mr. Jain and Maso disclaim beneficial ownership over the securities of the Company held by Star.
(5)	Includes 663,750 shares of common stock issued and outstanding, 3,318,750 shares issuable upon the exercise of the Class A Warrants, 3,318,750 shares issuable upon the exercise of the Class B Warrants, 3,318,750 shares issuable upon the exercise of the Class C Warrants, and 3,318,750 shares issuable upon the exercise of the Class D Warrants.
(6)	Manoj Jain, authorized signatory of Maso, has sole voting and investment power over the securities of the Company held by Maso Capital Investments Limited.
(7)	Includes 456,250 shares of common stock issued and outstanding, 2,281,250 shares issuable upon the exercise of the Class A Warrants, 2,281,250 shares issuable upon the exercise of the Class B Warrants, 2,281,250 shares issuable upon the exercise of the Class C Warrants, and 2,281,250 shares issuable upon the exercise of the Class D Warrants.
(8)	Michael R. Tyldesley and Ibrahima Thiam, the owners of Global Equity Limited (“Global”), have joint voting and investment power over the securities of the Company held by Global.

(9)	Includes 2,000,000 shares of common stock issued and outstanding, 10,000,000 shares issuable upon the exercise of the Class A Warrants, 10,000,000 shares issuable upon the exercise of the Class B Warrants, 10,000,000 shares issuable upon the exercise of the Class C Warrants, and 10,000,000 shares issuable upon the exercise of the Class D Warrants. Global Equity purchased the 2,000,000 shares of common stock from Peter L. Coker, Jr., our Chairman, in April 2020.

(10)	Ibrahima Thiam and Lan Moi Lilia, the owners of IPC-Trading Company Ltd. (“IPC”), have joint voting and investment power over the securities of the Company held by IPC.
(11)	Includes 500,000 shares of common stock issued and outstanding, 2,500,000 shares issuable upon the exercise of the Class A Warrants, 2,500,000 shares issuable upon the exercise of the Class B Warrants, 2,500,000 shares issuable upon the exercise of the Class C Warrants, and 2,500,000 shares issuable upon the exercise of the Class D Warrants.
(12)	Nathalie Tina Pasyawon, the owner of RTO Limited (“RTO”), has sole voting and investment power over the securities of the Company held by RTO.
(13)	Includes 500,000 shares of common stock issued and outstanding, 2,500,000 shares issuable upon the exercise of the Class A Warrants, 2,500,000 shares issuable upon the exercise of the Class B Warrants, 2,500,000 shares issuable upon the exercise of the Class C Warrants, and 2,500,000 shares issuable upon the exercise of the Class D Warrants.
(14)	Michael Tyldesley, the managing director of VCH Limited (“VCH”), has sole voting and investment power over the securities of the Company held by VCH.
(15)	Includes 500,000 shares of common stock issued and outstanding, 2,500,000 shares issuable upon the exercise of the Class A Warrants, 2,500,000 shares issuable upon the exercise of the Class B Warrants, 2,500,000 shares issuable upon the exercise of the Class C Warrants, and 2,500,000 shares issuable upon the exercise of the Class D Warrants.
(16)	Peter L. Coker, Sr. and Peter Reichard, managing members of Europa Capital Investments, LLC (“Europa”) have joint voting and investment power over the securities of the Company held by Europa. Peter Coker, Sr. is the father of our Chairman, Peter Coker, Jr.
(17)	Includes 90,400 shares of common stock issued and outstanding, 475,000 shares issuable upon the exercise of the Class A Warrants, 475,000 shares issuable upon the exercise of the Class B Warrants, 475,000 shares issuable upon the exercise of the Class C Warrants, and 475,000 shares issuable upon the exercise of the Class D Warrants.
(18)	Peter L. Coker, Sr. is a managing member of Europa and the father of our Chairman, Peter L. Coker, Jr.
(19)	Includes 63,334 shares of common stock issued and outstanding, 316,670 shares issuable upon the exercise of the Class A Warrants, 316,670 shares issuable upon the exercise of the Class B Warrants, 316,670 shares issuable upon the exercise of the Class C Warrants, and 316,670 shares issuable upon the exercise of the Class D Warrants.

Changes in Control

We are not aware of any arrangements that may result in “changes in control”, as that term is defined by the provisions of Item 403(c) of Regulation S-K. However, if all or a material portion of the Warrants held by the selling shareholders are exercised, the selling shareholders will have the ability to control management and the direction of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except as disclosed below, since the beginning of the last two fiscal years, none of the following persons has had any direct or indirect material interest in any transaction to which our Company was or is a party, or in any proposed transaction to which our Company proposes to be a party:

●	any director or officer of the Company;
●	any proposed director or officer of the Company;
●	any person who beneficially owns, directly or indirectly, more than 5% percent of the voting rights attached to our common stock; or
●	any member of the immediate family of any of the foregoing persons (including a spouse, parents, children, siblings, and in-laws).

Effective as of May 1, 2020, we entered into a Consulting Agreement with Tryon Capital Ventures LLC, a North Carolina limited liability company (“Tryon”) which is 50% owned by Peter Coker, Sr., the father of Peter L. Coker, Jr., our Chairman of the Board. Pursuant to the agreement, Tryon shall receive $15,000 per month during the term of the agreement, in addition to reimbursement of expenses approved in advance by the Company.

Effective as of May 1, 2020, we entered into a Consulting Agreement with VCH Limited, a company formed under the laws of Macau (“VCH”) which owns in excess of 10% of our common stock. Pursuant to this agreement, VCH shall receive $25,000 per month during the term of the agreement, in addition to reimbursement of expenses approved in advance by the Company.

On March 18, 2020, the Company entered into an unsecured promissory note with Peter L. Coker, Jr., our Chairman, in the amount of $50,000. Pursuant to the terms of the note, the note is bearing 8% interest, unsecured and is due on March 31, 2021. The note principal and accrued interest were repaid in full on April 24, 2020.

On February 13, 2020, the Company entered into an unsecured promissory note with Peter L. Coker, Jr., our Chairman, in the amount of $20,000. Pursuant to the terms of the note, the note is bearing 8% interest, unsecured and is due on February 13, 2021. As of March 31, 2020, the Company accrued $142 in interest expense. On April 24, 2020, the note principal and accrued interest were repaid in full.

On February 1, 2020, Christine Lindenmuth, an officer and director of the Company, granted Peter L. Coker, Jr., Chairman of our Board, an option to purchase all of her 1,500,000 shares in the Company for $500. On March 19, 2020, Mr. Coker exercised the option and paid Ms. Lindenmuth $1,500 for the 1,500,000 shares. Mr. Coker simultaneously sold all of the 1,500,00 shares to three separate purchasers.

On December 31, 2019, each of Paul F. Morina and Christine T. Lindenmuth, the principal officers and directors and majority shareholders of the Company, entered into separate Stock Purchase Agreements with Peter Coker, Jr., which provided for the sale by each of them of 1,000,000 shares of common stock of the Company (the “Purchased Shares”) to Mr. Coker. The consideration paid for the Purchased Shares, which represents approximately 38% of the issued and outstanding share capital of the Company, was an aggregate of $3,000. The source of the cash consideration for the Purchased Shares was personal funds of Mr. Coker. On February 17, 2020, we appointed Mr. Coker as our Chairman.

On April 16, 2020, the 2,000,000 shares which Peter L. Coker, Jr. had purchased from Mr. Morina and Ms. Lindenmuth were sold to Global Equity.

On December 31, 2019, the Company entered into an unsecured promissory note with Peter L. Coker, Jr. in the amount of $10,000. Pursuant to the terms of the note, the note is bearing 8% interest, unsecured and is due on December 31, 2020. The note principal and accrued interest repaid in full on April 24, 2020.

On December 31, 2019, the Company entered into an unsecured promissory note with Peter L. Coker, Jr. in the amount of $175,000. Pursuant to the terms of the note, the note is bearing 8% interest, unsecured and is due on June 30, 2020. The note principal and accrued interest repaid in full on April 24, 2020.

On December 31, 2019, the Company and Europa agreed to combine the principal and accrued interest of multiple notes and issued a new unsecured promissory note in the amount of $144,979. The note is bearing 8% interest, unsecured and due on December 31, 2020. On March 18, 2020, $100,000 of the principal amount of debt owed was converted to 100,000 shares of the Company’s common stock and the remaining principal balance owed in the amount of $44,979, plus any accrued and unpaid interest, is due and payable on December 31, 2020. The note principal and accrued interest repaid in full on April 24, 2020.

On December 31, 2019, the Company and Peter L. Coker, Jr. agreed to combine the principal and accrued interest of a note and issued a new unsecured promissory note in the amount of $30,126. The note is bearing 8% interest, unsecured and due on December 31, 2020. The note principal and accrued interest repaid in full on April 24, 2020.

On November 5, 2019, the Company entered into an unsecured promissory note with Europa Capital Investments, LLC (“Europa”), a limited liability company in which Mr. Coker Sr., father to our Chairman, is a managing member in the amount of $8,000. Pursuant to the terms of the note, the note is bearing 10% interest, unsecured and is due on November 5, 2020. As of December 31, 2019, the Company accrued $122 in interest expense. On December 31, 2019, the Company and the note holder agreed to combine the principal and accrued interest and issued a new unsecured promissory note in the amount of $144,197. The note is bearing 8% interest, unsecured and due on December 31, 2020.

On August 13, 2019, the Company entered into an unsecured promissory note with Europa in the amount of $12,000. Pursuant to the terms of the note, the note is bearing 10% interest, unsecured and is due on August 13, 2020. As of December 31, 2019, the Company accrued $466 in interest expense. On December 31, 2019, the Company and the note holder agreed to combine the principal and accrued interest and issued a new unsecured promissory note. The note is bearing 8% interest, unsecured and due on December 31, 2020.

On July 16, 2019, the Company entered into an unsecured promissory note with Europa in the amount of $12,000. Pursuant to the terms of the note, the note is bearing 10% interest, unsecured and is due on July 16, 2020. As of December 31, 2019, the Company accrued $560 in interest expense. On December 31, 2019, the Company and the note holder agreed to combine the principal and accrued interest and issued a new unsecured promissory note. The note is bearing 8% interest, unsecured and due on December 31, 2020.

On June 20, 2019, the Company entered into an unsecured promissory note with Europa in the amount of $100. Pursuant to the terms of the note, the note is bearing 10% interest, unsecured and is due on June 20, 2020. On December 31, 2019, the Company and the note holder agreed to combine the principal and accrued interest and issued a new unsecured promissory note. The note is bearing 8% interest, unsecured and due on December 31, 2020.

On June 13, 2019 the Company entered into an unsecured promissory note with Europa in the amount of $15,000. Pursuant to the terms of the note, the note is bearing 10% interest, unsecured and is due on June 13, 2020. As of December 31, 2019, the Company accrued $839 in interest expense. On December 31, 2019, the Company and the note holder agreed to combine the principal and accrued interest and issued a new unsecured promissory note. The note is bearing 8% interest, unsecured and due on December 31, 2020.

On May 16, 2019 the Company entered into an unsecured promissory note with Europa in the amount of $11,000. Pursuant to the terms of the note, the note is bearing 10% interest, unsecured and is due on May 16, 2020. As of December 31, 2019, the Company accrued $706 in interest expense. On December 31, 2019, the Company and the note holder agreed to combine the principal and accrued interest and issued a new unsecured promissory note. The note is bearing 8% interest, unsecured and due on December 31, 2020.

On February 28, 2019, the Company entered into an unsecured promissory note with Europa in the amount of $12,000. Pursuant to the terms of the note, the note is bearing 10% interest, unsecured and is due on February 28, 2020. As of December 31, 2018, the Company accrued $1,039 in interest expense. On December 31, 2019, the Company and the note holder agreed to combine the principal and accrued interest and issued a new unsecured promissory note. The note is bearing 8% interest, unsecured and due on December 31, 2020.

On November 27, 2018, the Company entered into an unsecured promissory note with Europa in the amount of $1,200. Pursuant to the terms of the note, the note is bearing 10% interest, unsecured and is due on November 27, 2019. As of December 31, 2019, the Company accrued $138 in interest expense. On December 31, 2019, the Company and the note holder agreed to combine the principal and accrued interest and issued a new unsecured promissory note. The note is bearing 8% interest, unsecured and due on December 31, 2020.

On October 23, 2018, the Company entered into an unsecured promissory note with Europa in the amount of $9,000. Pursuant to the terms of the note, the note is bearing 10% interest, unsecured and is due on October 23, 2019. As of December 31, 2019, the Company accrued $1,131 in interest expense. On December 31, 2019, the Company and the note holder agreed to combine the principal and accrued interest and issued a new unsecured promissory note. The note is bearing 8% interest, unsecured and due on December 31, 2020.

On September 27, 2018, the Company entered into an unsecured promissory note with Europa in the amount of $1,200. Pursuant to the terms of the note, the note is bearing 10% interest, unsecured and is due on September 27, 2019. As of December 31, 2019, the Company accrued $160 in interest expense. On December 31, 2019, the Company and the note holder agreed to combine the principal and accrued interest and issued a new unsecured promissory note. The note is bearing 8% interest, unsecured and due on December 31, 2020.

On August 23, 2018, the Company entered into an unsecured promissory note with Europa in the amount of $2,400. Pursuant to the terms of the note, the note is bearing 10% interest, unsecured and is due on August 23, 2019. As of December 31, 2019, the Company accrued $347 in interest expense. On December 31, 2019, the Company and the note holder agreed to combine the principal and accrued interest and issued a new unsecured promissory note. The note is bearing 8% interest, unsecured and due on December 31, 2020.

On July 26, 2018, the Company entered into an unsecured promissory note with Europa in the amount of $10,500. Pursuant to the terms of the note, the note is bearing 10% interest, unsecured and is due on July 26, 2019. As of December 31, 2019, the Company accrued $1,607 in interest expense. On December 31, 2019, the Company and the note holder agreed to combine the principal and accrued interest and issued a new unsecured promissory note. The note is bearing 8% interest, unsecured and due on December 31, 2020.

On July 9, 2018, the Company entered into an unsecured promissory note with Europa in the amount of $1,500. Pursuant to the terms of the note, the note is bearing 10% interest, unsecured and is due on July 9, 2019. As of December 31, 2019, the Company accrued $238 in interest expense. On December 31, 2019, the Company and the note holder agreed to combine the principal and accrued interest and issued a new unsecured promissory note. The note is bearing 8% interest, unsecured and due on December 31, 2020.

On February 22, 2018, the Company entered into an unsecured promissory note with Europa in the amount of $19,000. Pursuant to the terms of the note, the note is bearing 10% interest, unsecured and is due on February 22, 2019. As of December 31, 2019, the Company accrued $3,843 in interest expense. On December 31, 2019, the Company and the note holder agreed to combine the principal and accrued interest and issued a new unsecured promissory note. The note is bearing 8% interest, unsecured and due on December 31, 2020.

On January 22, 2018, we entered into a Stock Repurchase Agreement with Benchmark Capital, LLC, an entity affiliated with two of our minority shareholders, to repurchase 7,000 shares of common stock, for an aggregate purchase price of $5,250. The transaction closed on January 22, 2018. We funded the repurchase through the issuance of a promissory note to Benchmark Capital, LLC dated January 22, 2018 in the amount of $5,250. Pursuant to the terms of the note, the note is bearing 6% interest, unsecured and is due on or before July 31, 2018. On August 3, 2018, the note was extended to December 31, 2018. On December 31, 2019, the Company repaid the note principal and accrued interest in full.

On November 15, 2017, the Company entered into an unsecured promissory note with Euorpa in the amount of $10,000. Pursuant to the terms of the note, the note is bearing 10% interest, unsecured and is due on November 15, 2018. As of December 31, 2019, the Company accrued $2,356 in interest expense. On December 31, 2019, the Company and the note holder agreed to combine the principal and accrued interest and issued a new unsecured promissory note. The note is bearing 8% interest, unsecured and due on December 31, 2020.

On October 26, 2017, the Company entered into an unsecured promissory note with Europa in the amount of $3,400. Pursuant to the terms of the note, the note is bearing 10% interest, unsecured and is due on October 26, 2018. As of December 31, 2019, the Company accrued $824 in interest expense. On December 31, 2019, the Company and the note holder agreed to combine the principal and accrued interest and issued a new unsecured promissory note. The note is bearing 8% interest, unsecured and due on December 31, 2020.

On August 9, 2017, the Company entered into an unsecured promissory note with Tryon Capital Ventures, LLC in the amount of $1,119. Pursuant to the terms of the note, the note is bearing 10% interest, unsecured and is due on August 9, 2018. As of December 31, 2018, the Company accrued $301 in interest expense. On December 31, 2019, the note principal and accrued interest were repaid in full.

On July 19, 2017, the Company entered into an unsecured promissory note with Tryon Capital Ventures, LLC in the amount of $341. Pursuant to the terms of the note, the note is bearing 10% interest, unsecured and is due on July 19, 2018. As of December 31, 2019, the Company accrued $94 in interest expense. On December 31, 2019, the note principal and accrued interest were repaid in full. The principal of Tryon Capital is the father of Peter Coker, Jr., our Chairman.

On January 19, 2017, the Company entered into an unsecured promissory note with a related party Shoaleh C.M. Colombi in the amount of $5,000. Pursuant to the terms of the note, the note is bearing 10% interest, unsecured and is due on January 19, 2018. As of December 31, 2018, the Company accrued $1,707 in interest expense. On December 31, 2019, the note holder assigned $5,000 of principal and $1,707 of accrued interest to a related party. On December 31, 2019, the note principal and accrued interest was repaid in full.

On March 21, 2016, the Company entered into an unsecured promissory note with Lawrence Reichard, a related party in the amount of $20,000. Pursuant to the terms of the note, the note is bearing 10% interest, unsecured and is due on March 21, 2017. As of December 31, 2019, the Company accrued $9,134 in interest expense. On December 31, 2019, the note holder assigned $9,134 of accrued interest to another related party. On December 31, 2019, the note principal and accrued interest were repaid in full.

On November 9, 2015, the Company entered into an unsecured promissory note with Peter L. Coker, Jr., our Chairman of the Board in the amount of $20,000. Pursuant to the terms of the note, the note is bearing 10% interest, unsecured and is due on November 9, 2016. As of December 31, 2019, Company accrued $10,126 in interest expense. On December 31, 2019, the Company and the note holder agreed to combine the principal and accrued interest and issued a new unsecured promissory note. The note is bearing 8% interest, unsecured and due on December 31, 2020 The loan was paid on full on April 24, 2020.

On July 1, 2014, the Company entered into a five-year non-cancelable operating lease with Mantua Creek Group LLC, for which our Paul Morina, our President, is a member of, for its store space at a monthly rate of $500. The amount of rent was determined by current market rate for retail space in the area and discounted slightly because the tenants would be financing most of the leasehold improvements. As of the date hereof, the operating lease agreement has been fully executed but Mantua has granted the Company an extension to start paying rent starting on January 1, 2016. On August 12, 2019, Mantua granted the Company an extension of the term of the lease for two additional years. For the years ended December 31, 2019 and 2018, the Company had a rent expense of $6,000 and $6,000, respectively.

On October 16, 2014, the Company entered into an unsecured promissory note with Christine Lindemuth in the amount of $2,000. Pursuant to the terms of the note, the note is non-interest bearing, unsecured and is due on demand. The note was paid in full on January 27, 2020.

For the years ended December 31, 2019 and 2018, the Company recorded $30,856 and $30,856 as in kind contribution of services provided by President and Vice President of the Company.

During the year ended December 31, 2019, certain officers paid an aggregate $19,054 in expenses on Company’s behalf as an advance. Pursuant to the terms of the note, the note was non-interest bearing, unsecured and was due on demand. As of December 31, 2019, the balance due to officers was $53,017.

For the three months ended March 31, 2020 and 2019, the Company recorded $7,714 and $7,714 as in kind contribution of services provided by President and Vice President of the Company.

During the three months ended March 31, 2020, certain officers paid an aggregate $4,986 in expenses on Company’s behalf as an advance. Pursuant to the terms of the note, the note was non-interest bearing, unsecured and was due on demand. As of March 31, 2020, the balance due to officers was $58,003.

Director Independence

We are not subject to listing requirements of any national securities exchange or national securities association and, as a result, we are not at this time required to have our Board comprised of a majority of “Independent Directors.” We do not believe that our directors currently meet the definition of “independent” as promulgated by the rules and regulations of NASDAQ.

DESCRIPTION OF CAPITAL STOCK

The rights of our stockholders are be governed by Nevada law, and our Articles of Incorporation, as amended, and our Bylaws. The following briefly summarizes the material terms of our Common Stock.

Common Stock

The Company is authorized to issue 250,000,000 shares of common stock at a par value of $0.0001 and as of June 1, 2020 had 7,797,004 shares of common stock issued and outstanding.

Dividend Rights

The holders of outstanding shares of our common stock are entitled to receive dividends out of funds legally available at the times and in the amounts that our board of directors may determine.

Voting Rights

Each holder of our common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not provided for in our articles of incorporation, which means that the holders of a majority of our shares of common stock voted can elect all of the directors then standing for election.

Preemptive or Similar Rights

Our Common Stock is not entitled to preemptive rights and is not subject to conversion or redemption.

Liquidation Rights

Upon our liquidation, dissolution, or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our Common Stock outstanding at that time after payment of other claims of creditors.

SELLING SHAREHOLDERS

We are registering for resale by the Selling Shareholders named herein an aggregate of 2,783,637 shares of Common Stock that are issued and outstanding. Except as described in “Prospectus Summary—Recent Developments” above or as described in the table below, the Selling Shareholders have not had any material relationship with us within the past three years. The following table sets forth the shares beneficially owned, as of June 1, 2020, by the Selling Shareholders prior to the offering contemplated by this prospectus, the number of shares that the Selling Shareholders may offer and sell from time to time under this prospectus and the number of shares which the Selling Shareholders would own beneficially if all such offered shares are sold.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act. The percentage of shares beneficially owned prior to the offering is based on 7,797,004 shares of our common stock outstanding as of July 1, 2020.

None of the Selling Shareholders are a registered broker-dealer or an affiliate of a registered broker-dealer. None of the Selling Shareholders nor any of their respective affiliates have held a position or office, or had any other material relationship, with us or any of our predecessors or affiliates. The Selling Shareholders have acquired their shares solely for investment and not with a view to or for resale or distribution of such securities.

For each Selling Shareholder named below, the number indicated in the column entitled “Beneficial Ownership Before the Offering” includes the Class A Warrants, the Class B Warrants, the Class C Warrants and the Class D Warrants owned by each such Selling Shareholder. The number in the column entitled “Beneficial Ownership After the Offering” assumes that all the shares of Common Stock being registered in this prospectus for said Selling Shareholder are being sold and therefore the number indicated therein represents the aggregate amount of Warrants held by such Selling Shareholder.

Selling Securityholder	Beneficial Ownership Before the Offering	Number of Shares being Offered	Beneficial Ownership After the Offering	Percentage of Ownership After the Offering
Blackwell Partners LLC – Series A (1)	28,980,000	828,000	28,152,000	79.53%
Star V Partners LLC (2)	13,938,750	398,250	13,540,500	64.26%
Maso Capital Investments Limited (3)	9,581,250	273,750	9,307,500	55%
IPC-Trading Company (4)	10,500,000	500,000	10,000,000	56.19%
RTO Limited (5)	10,500,000	500,000	10,000,000	56.19%
Europa Capital Investments, LLC(6)	1,990,400	90,400	1,900,000	19.59%
Peter L. Coker, Sr. (7)	1,330,014	63,334	1,266,680	13.98%
Dina C. Dunn	630,000	30,000	600,000	7.15%
Marvin K. Blount III and Rebecca C. Blount	560,007	26,667	533,340	6.40%
John L. Patten Trust(8)	560,007	26,667	533,340	6.40%
Lawrence Reichard	280,014	13,334	266,680	3.31%
Kathleen N. Patten(8)	168,000	8,000	160,000	2.01%
Nancy L. Papp	140,700	6,700	134,000	*
Irv Pyun	105,000	5,000	100,000	*
Ronnie R. Bullins	27,993	1,333	26,660	*
Amy H. Chan	21,000	1,000	20,000	*
London Fall Protection, LP (9)	21,000	1,000	20,000	*
Joseph Tony London	21,000	1,000	20,000	*
STAT Constructors LP (10)	21,000	1,000	20,000	*
John C. Wilson	21,000	1,000	20,000	*
David W. Yoder	21,000	1,000	20,000	*
Robert E. Fredrick	12,600	600	12,000	*
Margaret Maria Dunn	500	500	0	*
Matthew Lee Dunn	500	500	0	*
Robert Llompart	500	500	0	*
Emily Reichard	500	500	0	*
Anthony Bertuzzi	500	500	0	*
Ohio Blasting Equipment & Media Inc. (11)	7,014	334	6,680	*
William P. Witt	7,014	334	6,680	*
Jeannene Alt	7,014	334	6,680	*
Lauren Russo	300	300	0	*
Liza Harris Gantert	200	200	0	*
Emily Jane Becker Harris	200	200	0	*
Maria A. Bernstein c/f George Bernstein	100	100	0	*
Maria A. Bernstein c/f Samantha R. Bernstein	100	100	0	*
Harriett A. Coker	100	100	0	*
James G. Coker	100	100	0	*
Matthew Harris	100	100	0	*
William T. Harris III	100	100	0	*
Linda Hiatt	100	100	0	*
Irene Jasper	100	100	0	*
Alex Paoloni	100	100	0	*
Kathryn Reichard	100	100	0	*
Sandell F. Reichard	100	100	0	*
Stephen Reichard	100	100	0	*
Jessica R. Sweeney	100	100	0	*
Kyle Sweeney	100	100	0	*

*	Less than 2%

(1)	Manoj Jain, authorized signatory of Maso Capital Partners Limited (“Maso”), has sole voting and investment power over the securities held by Blackwell Partners LLC – Series A (“Blackwell”).
(2)	Manoj Jain, authorized signatory of Maso, has sole voting and investment power over the securities held by STAR V Partners LLC.
(3)	Manoj Jain, has sole voting and investment power over the securities held by Maso Capital Investments Limited.
(4)	Ibrahima Thiam and Lan Moi Lilia, the owners of IPC-Trading Company Ltd. (“IPC”), have joint voting and investment power over the securities of the Company held by IPC.
(5)	Nathalie Tina Pasyawon, the owner of RTO Limited (“RTO”), has sole voting and investment power over the securities of the Company held by RTO.
(6)	Peter Coker Sr. and Peter Reichard are the managing members of Europa Capital Investments, LLC and have joint power to vote and invest the securities owned by Europa Capital Investments, LLC. Each of Mr. Coker and Mr. Reichard disclaims beneficial ownership over these securities.
(7)	Peter Coker, Sr. is the record and beneficial owner of these securities. Europa Capital Investments, LLC and Mr. Reichard, the managing member of Europa Capital, disclaim beneficial ownership over these securities.
(8)	Kathleen Patten has voting and investment power over the securities held by the John L. Patten Trust.
(9)	Joseph London is the owner of London Fall Protection, LP and has sole voting and investment power over the securities held by London Fall Protection, LP.
(10)	Joseph London is the owner of STAT Constructors LP and has sole voting and investment power over the securities held by STAT Constructors LP.
(11)	William Witt and Jeannene Alt are owner and director, respectively, of Ohio Blasting Equipment & Media Inc. and have joint power to vote and invest the securities held by Ohio Blasting Equipment & Media.

PLAN OF DISTRIBUTION

We are registering an aggregate of 2,783,637 shares of Common Stock which are currently issued and outstanding. We will not receive any of the proceeds from the sale by the Selling Shareholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The shares to be sold by the Selling Shareholders can only be sold at the fixed sale price of $6.50 per share until such time as our common stock is quoted on the OTC Markets electronic quotation system, and thereafter at prevailing market prices or privately negotiated prices. The Selling Shareholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices. These sales may be effected in transactions, which may involve crosses or block transactions,

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales;

●	sales pursuant to Rule 144;

●	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

If the Selling Shareholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Shareholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the Selling Shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The Selling Shareholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Shareholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The Selling Shareholders may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Shareholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any Selling Shareholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The Selling Shareholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the Selling Shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of Common Stock pursuant to the Registration Rights Agreements, including SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the Selling Shareholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling shareholders will be entitled to contribution. We may be indemnified by the Selling Shareholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling shareholder specifically for use in this prospectus, in accordance with the Registration Rights Agreement, or we may be entitled to contribution.

LEGAL MATTERS

The validity of the shares of common stock being offered by this prospectus has been passed upon for us by The Crone Law Group, P.C.

EXPERTS

The consolidated financial statements included in this prospectus and in the registration statement for the year ended December 31, 2019 have been audited by Liggett & Webb, PA, an independent registered public accounting firm, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a Registration Statement on Form S-1 we have filed with the SEC. We have not included in this prospectus all of the information contained in the Registration Statement and you should refer to our Registration Statement and its exhibits for further information. You can obtain a copy of the Registration Statement, including the exhibits filed with it, from the SEC as indicated below.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any materials we file with the SEC at their Public Reference Room at 100 F Street, NE, Washington, DC 20549, on official business days during the hours of 10 a.m. to 3 p.m. You may obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. Therefore, if anyone gives you different or additional information, you should not rely on it. The information contained in this prospectus is correct as of its date. It may not continue to be correct after this date.

PART I – FINANCIAL INFORMATION

Item 1. Financial Statements.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

HOMETOWN INTERNATIONAL, INC.

CONSOLIDATED FINANCIAL STATEMENTS

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of:

Hometown International, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Hometown International, Inc. and Subsidiary (the “Company”) as of December 31, 2019 and 2018, the related consolidated statements of operations, changes in stockholders’ deficit and cash flows for each of the two years in the period ended December 31, 2019, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 9 to the financial statements, the Company has a net loss, a working capital deficit, and an accumulated deficit. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are described in Note 9. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal controls over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ Liggett & Webb, P.A.

LIGGETT & WEBB, P.A.

Certified Public Accountants

We have served as the Company’s auditor since 2015

Boynton Beach, Florida

March 30, 2020

HOMETOWN INTERNATIONAL, INC. AND SUBSIDIARY

Consolidated Balance Sheets

	December 31, 2019	December 31, 2018

ASSETS

Current Assets
Cash	$5,382	$609
Inventory	1,044	906
Total Current Assets	6,426	1,515

Leasehold improvements and equipment, net	6,038	13,353
Operating lease asset, net	8,324	-

Total Assets	$20,788	$14,868

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities
Accounts payable and accrued expenses	$68,981	$138,540
Operating lease liability, current	5,411	-
Due to Officers - related parties	53,017	33,963
Note payable - related party	362,104	114,518
Note payable	-	81,000
Total Current Liabilities	489,513	368,021

Long Term Liabilities
Operating lease liability, net of current	2,913	-

Total Liabilities	492,426	368,021

Commitments and Contingencies (See Note 7)	-	-

Stockholders’ Deficit
Common stock, $0.0001 par value; 250,000,000 shares authorized, 5,235,340 and 5,235,340 issued and outstanding, respectively	523	523
Additional paid-in capital	334,759	303,903
Accumulated deficit	(806,920)	(657,579)

Total Stockholders’ Deficit	(471,638)	(353,153)

Total Liabilities and Stockholders’ Deficit	$20,788	$14,868

See accompanying notes to consolidated financial statements

HOMETOWN INTERNATIONAL, INC. AND SUBSIDIARY

Consolidated Statements of Operations

	Year Ended	Year Ended
	December 31, 2019	December 31, 2018

Sales	$21,772	$32,205

Costs and Expenses
Food, beverage and supplies	15,824	20,172
Labor	102	360
Direct operating and occupancy	9,446	8,734
Depreciation	7,315	7,315
Professional fees	56,776	34,096
General and administrative	64,467	48,828
Total cost and expenses	153,930	119,505

Loss from Operations	(132,158)	(87,300)

Other Income/(Expenses)
Gain on debt settlement	10,000	-
Interest Expense	(27,183)	(21,543)
Total Other Income/(Expenses)	(17,183)	(21,543)

LOSS FROM OPERATIONS BEFORE INCOME TAXES	(149,341)	(108,843)

Provision for Income Taxes	-	-

NET LOSS	$(149,341)	$(108,843)

Net Loss Per Share - Basic and Diluted	$(0.03)	$(0.02)

Weighted average number of shares outstanding during the period - Basic and Diluted	5,235,340	5,235,761

See accompanying notes to consolidated financial statements

HOMETOWN INTERNATIONAL, INC. AND SUBSIDIARY

Consolidated Statement of Stockholders’ Deficit

For the years ended December 31, 2019 and 2018

			Additional		Total
	Common stock		paid-in	Accumulated	Stockholders’
	Shares	Amount	capital	Deficit	Deficit

Balance, December 31, 2017	5,242,340	$524	$278,296	$(548,736)	$(269,916)

Repurchase of common stock	(7,000)	(1)	(5,249)	-	(5,250)

In kind contribution of services	-	-	30,856	-	30,856

Net loss for the year ended December 31, 2018	-	-	-	(108,843)	(108,843)

Balance, December 31, 2018	5,235,340	$523	$303,903	$(657,579)	$(353,153)

In kind contribution of services	-	-	30,856	-	30,856

Net loss for the year ended December 31, 2019	-	-	-	(149,341)	(149,341)

Balance, December 31, 2019	5,235,340	$523	$334,759	$(806,920)	$(471,638)

See accompanying notes to consolidated financial statements

HOMETOWN INTERNATIONAL, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows

	Year Ended	Year Ended
	December 31, 2019	December 31, 2018
Cash Flows From Operating Activities:
Net Loss	$(149,341)	$(108,843)
Adjustments to reconcile net loss to net cash used in operations
In-kind contribution of services	30,856	30,856
Depreciation expense	7,315	7,315
Gain on debt settlement	10,000	-
Amortization of operating lease assets	2,102	-
Changes in operating assets and liabilities:
Increase in inventory	(138)	(294)
Decrease in prepaid expenses	-	1,360
(Decrease) Increase in accounts payable and accrued expenses	(55,363)	16,062
Decrease in operating lease liability	(2,102)	-
Net Cash Used In Operating Activities	(156,671)	(53,544)

Net Cash Used In Investing Activities	-	-

Cash Flows From Financing Activities:
Proceeds from/due to officers	19,054	9,012
Repayment of note payable	(81,000)	-
Repayment of note payable - related party	(31,710)	(5,000)
Proceeds from note payable - related party	255,100	44,800
Net Cash Provided by Financing Activities	161,444	48,812

Net Increase (Decrease) in Cash	4,773	(4,732)

Cash at Beginning of Year	609	5,341

Cash at End of Year	$5,382	$609

Supplemental disclosure of cash flow information:

Cash paid for interest	$44,367	$164
Cash paid for taxes	$-	$-

Supplemental disclosure of non-cash investing and financing activities:
Repurchase of common stock in exchange for a note payable - related party	$-	$5,250
Operating lease asset obtained for operating lease liability	$10,426	$-
Accrued interest converted to note payable principal	$25,196	$-

See accompanying notes to consolidated financial statements

HOMETOWN INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2019 AND 2018

NOTE 1	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION

(A) Organization

Hometown International, Inc. (the “Company”) was incorporated under the laws of the State of Nevada on May 19, 2014. The Company is the originator of a new “Delicatessen” concept (“Your Hometown Deli”). The Company intends that its delicatessens will feature “home-style” sandwiches and other entrees in a casual friendly atmosphere. Hometown Delis are designed to be comfortable community gathering places for guests of all ages.

On January 18, 2014, Your Hometown Deli, LLC. was formed under the laws of the State of New Jersey. On May 29, 2014, Your Hometown Deli, LLC, entered into a Membership Interest Purchase Agreement with Hometown International, Inc. For accounting purposes, this transaction is being accounted for as a merger of entities under common control and has been treated as a recapitalization of Hometown International, Inc. with Your Hometown Deli, LLC, as the accounting acquirer). The historical financial statements of the accounting acquirer became the financial statements of the registrant. The Company did not recognize goodwill or any intangible assets in connection with the transaction. The 5,000,000 shares issued to the shareholder of Your Hometown Deli, LLC, in conjunction with the share exchange transaction has been presented as outstanding for all periods.

The Company’s accounting year end is December 31, which is the year end of Your Hometown Deli, LLC.

(B) Principles of Consolidation

The accompanying December 31, 2019 and 2018, consolidated financial statements include the accounts of Hometown International, Inc. and its wholly owned subsidiary, Your Hometown Deli, LLC. All intercompany accounts have been eliminated upon consolidation.

(C) Use of Estimates

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period. Significant estimates include valuation of in kind contribution of service and valuation of deferred tax assets. Actual results could differ from those estimates.

(D) Cash and Cash Equivalents

The Company considers all highly liquid temporary cash investments with an original maturity of three months or less to be cash equivalents. At December 31, 2019 and December 31, 2018, the Company had no cash equivalents.

(E) Loss Per Share

Basic and diluted net loss per common share is computed based upon the weighted average common shares outstanding as defined by FASB ASC No. 260, “Earnings Per Share.” Diluted loss per share is computed by dividing net loss by the weighted average number of shares of common stock, common stock equivalents and potentially dilutive securities outstanding during the period. The Company has no common stock equivalents and potentially dilutive securities outstanding for the years ended December 31, 2019 and 2018, respectively.

HOMETOWN INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2019 AND 2018

(F) Income Taxes

The Company accounts for income taxes under FASB Codification Topic 740-10-25 (“ASC 740-10-25”). Under ASC 740-10-25, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under ASC 740-10-25, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company’s income tax expense differed from the statutory rates (federal 21% and state 9%) as follows:

	December 31, 2019	December 31, 2018

Expected tax expense (benefit) - Federal	$(28,539)	$(20,800)
Expected tax expense (benefit) - State	(13,441)	(9,796)
Non-deductible expenses	8,674	8,674
Change in valuation allowance	33,306	21,922
Actual tax expense (benefit)	$-	$-

The net deferred taxes in the accompanying balance sheets includes the following amounts of deferred tax assets and liabilities:

Gross deferred tax assets:

Net operating loss carryforwards	$176,554	$143,248
Total deferred tax assets	(176,554)	(143,248)
Less: valuation allowance	176,554	143,248
Net deferred tax asset recorded	$-	$-

As of December 31, 2019 and 2018, the Company has a net operating loss carry forward of approximately $628,084 and $509,598 available to offset future taxable income through December 31, 2039. The valuation allowance was established to reduce the deferred tax asset to the amount that will more likely than not be realized. This is necessary due to the Company’s continued operating loss and the uncertainty of the Company’s ability to utilize approximately $121,000 of the net operating loss carryforwards before they will expire through the year 2037 and approximately $55,000 of net operating loss carryforwards that have no expiration date.

The net change in the valuation allowance for the years ended December 31, 2019 and 2018 was an increase of $33,306 and $21,922, respectively.

The company’s federal income tax returns for the years 2016-2019 remain subject to examination by the Internal Revenue Service through 2023.

HOMETOWN INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2019 AND 2018

(G) Property and Equipment

Property and equipment is recorded at cost and depreciated or amortized using the straight-line method over the estimated useful life of the asset or the underlying lease term for leasehold improvements, whichever is shorter onset the property and equipment is put into service.

(H) Revenue Recognition

Effective January 1, 2018, the Company recognizes revenue in accordance with Accounting Standards Codification 2014-09, Revenue from Contracts with Customers (Topic 606), which supersedes the revenue recognition requirements in Topic 605, Revenue Recognition, and most industry-specific revenue recognition guidance throughout the Industry Topics of the Accounting Standards Codification. The updated guidance states that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance also provides for additional disclosures with respect to revenues and cash flows arising from contracts with customers. The standard will be effective for the first interim period within annual reporting periods beginning after December 15, 2017, and the Company adopted the standard using the modified retrospective approach effective January 1, 2018. The adoption of this guidance did not have a material impact on our financial statements.

The Company generates revenue operating a delicatessen. Revenue from the operations of Company-owned delicatessen are recognized when sales occur.

(I) Fair Value of Financial Instruments

The Company measures its financial assets and liabilities in accordance with GAAP. For certain of our financial instruments, including cash, accounts payable, and the short-term portion of long-term debt, the carrying amounts approximate fair value due to their short maturities.

We adopted accounting guidance for financial and non-financial assets and liabilities (ASC 820). The adoption did not have a material impact on our results of operations, financial position or liquidity. This standard defines fair value, provides guidance for measuring fair value and requires certain disclosures. This standard does not require any new fair value measurements, but rather applies to all other accounting pronouncements that require or permit fair value measurements. This guidance does not apply to measurements related to share-based payments. This guidance discusses valuation techniques, such as the market approach (comparable market prices), the income approach (present value of future income or cash flow), and the cost approach (cost to replace the service capacity of an asset or replacement cost). The guidance utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels:

●	Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

HOMETOWN INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2019 AND 2018

●	Level 2: Inputs other than quoted prices that are observable, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

●	Level 3: Unobservable inputs in which little or no market data exists, therefore developed using estimates and assumptions developed by us, which reflect those that a market participant would use.

(J) Recent Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02, “Leases” Topic 842, which amends the guidance in former ASC Topic 840, Leases. The new standard increases transparency and comparability most significantly by requiring the recognition by lessees of right-of-use (“ROU”) assets and lease liabilities on the balance sheet for all leases longer than 12 months. Under the standard, disclosures are required to meet the objective of enabling users of financial statements to assess the amount, timing, and uncertainty of cash flows arising from leases. For lessees, leases will be classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the income statement. The Company adopted the new lease guidance effective January 1, 2019 using the modified retrospective transition approach, applying the new standard to all of its leases existing at the date of initial application which is the effective date of adoption. Consequently, financial information will not be updated and the disclosures required under the new standard will not be provided for dates and periods before January 1, 2019. We elected the package of practical expedients which permits us to not reassess (1) whether any expired or existing contracts are or contain leases, (2) the lease classification for any expired or existing leases, and (3) any initial direct costs for any existing leases as of the effective date. We did not elect the hindsight practical expedient which permits entities to use hindsight in determining the lease term and assessing impairment. The adoption of the lease standard did not change our previously reported consolidated statements of operations and did not result in a cumulative catch-up adjustment to opening equity. As a result, the Company has recorded Right-to-use assets and corresponding Lease obligations as more fully discussed in Note 7.

(K) Business Segments

The Company operates in one segment and therefore segment information is not presented.

(L) Inventories

Inventories consist of food and beverages, and are stated at cost of $1,044.

(M) Advertising

Advertising costs are expensed as incurred. These costs are included in direct operating & occupancy expenses and totaled $0 and $0 for the years ended December 31, 2019 and 2018, respectively.

HOMETOWN INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2019 AND 2018

NOTE 2	LEASEHOLD IMPROVEMENT AND EQUIPMENT

Leasehold improvement and equipment consist of the following at December 31, 2019 and December 31, 2018:

	December 31,	December 31,
	2019	2018
Leasehold Improvements	33,455	33,455
Equipment	3,120	3,120
Leasehold Improvements and Equipment	36,575	36,575
Less: Accumulated Depreciation	(30,537)	(23,222)
Leasehold Improvements and Equipment, Net	$6,038	$13,353

Depreciation expense was $7,315 and $7,315 for the years ended December 31, 2019 and 2018, respectively.

NOTE 3	NOTE PAYABLE – RELATED PARTY

On December 31, 2019, the Company entered into an unsecured promissory note with Peter L. Coker, Jr., our Chairman of the Board in the amount of $10,000. Pursuant to the terms of the note, the note is bearing 8% interest, unsecured and is due on December 31, 2020 (See Note 8).

On December 31, 2019, the Company entered into an unsecured promissory note with Peter L. Coker, Jr., our Chairman of the Board in the amount of $175,000. Pursuant to the terms of the note, the note is bearing 8% interest, unsecured and is due on June 30, 2020 (See Note 8).

On December 31, 2019, the Company and a related party note holder agreed to combine the principal and accrued interest of multiple notes and issued a new unsecured promissory note in the amount of $144,979. The note is bearing 8% interest, unsecured and due on December 31, 2020 (See Note 8).

On December 31, 2019, the Company and Peter L. Coker, Jr., our Chairman of the Board agreed to combine the principal and accrued interest of a note and issued a new unsecured promissory note in the amount of $30,126. The note is bearing 8% interest, unsecured and due on December 31, 2020 (See Note 8).

On November 5, 2019, the Company entered into an unsecured promissory note with a related party in the amount of $8,000. Pursuant to the terms of the note, the note is bearing 10% interest, unsecured and is due on November 5, 2020. As of December 31, 2019, the Company accrued $122 in interest expense. On December 31, 2019, the Company and the note holder agreed to combine the principal and accrued interest and issued a new unsecured promissory note. The note is bearing 8% interest, unsecured and due on December 31, 2020 (refer to $144,979 promissory note dated December 31, 2019 and see Note 8).

On August 13, 2019, the Company entered into an unsecured promissory note with a related party in the amount of $12,000. Pursuant to the terms of the note, the note is bearing 10% interest, unsecured and is due on August 13, 2020. As of December 31, 2019, the Company accrued $466 in interest expense. On December 31, 2019, the Company and the note holder agreed to combine the principal and accrued interest and issued a new unsecured promissory note. The note is bearing 8% interest, unsecured and due on December 31, 2020 (refer to $144,979 promissory note dated December 31, 2019 and see Note 8).

HOMETOWN INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2019 AND 2018

On July 16, 2019, the Company entered into an unsecured promissory note with a related party in the amount of $12,000. Pursuant to the terms of the note, the note is bearing 10% interest, unsecured and is due on July 16, 2020. As of December 31, 2019, the Company accrued $560 in interest expense. On December 31, 2019, the Company and the note holder agreed to combine the principal and accrued interest and issued a new unsecured promissory note. The note is bearing 8% interest, unsecured and due on December 31, 2020 (refer to $144,979 promissory note dated December 31, 2019 and see Note 8).

On June 20, 2019, the Company entered into an unsecured promissory note with a related party in the amount of $100. Pursuant to the terms of the note, the note is bearing 10% interest, unsecured and is due on June 20, 2020. As of December 31, 2019, the Company accrued $5 in interest expense. On December 31, 2019, the Company and the note holder agreed to combine the principal and accrued interest and issued a new unsecured promissory note. The note is bearing 8% interest, unsecured and due on December 31, 2020 (refer to $144,979 promissory note dated December 31, 2019 and see Note 8).

On June 13, 2019, the Company entered into an unsecured promissory note with a related party in the amount of $15,000. Pursuant to the terms of the note, the note is bearing 10% interest, unsecured and is due on June 13, 2020. As of December 31, 2019, the Company accrued $839 in interest expense. On December 31, 2019, the Company and the note holder agreed to combine the principal and accrued interest and issued a new unsecured promissory note. The note is bearing 8% interest, unsecured and due on December 31, 2020 (refer to $144,979 promissory note dated December 31, 2019 and see Note 8).

On May 16, 2019, the Company entered into an unsecured promissory note with a related party in the amount of $11,000. Pursuant to the terms of the note, the note is bearing 10% interest, unsecured and is due on May 16, 2020. As of December 31, 2019, the Company accrued $706 in interest expense. On December 31, 2019, the Company and the note holder agreed to combine the principal and accrued interest and issued a new unsecured promissory note. The note is bearing 8% interest, unsecured and due on December 31, 2020 (refer to $144,979 promissory note dated December 31, 2019 and see Note 8).

On February 28, 2019, the Company entered into an unsecured promissory note with a related party in the amount of $12,000. Pursuant to the terms of the note, the note is bearing 10% interest, unsecured and is due on February 28, 2020. As of December 31, 2019, the Company accrued $1,039 in interest expense. On December 31, 2019, the Company and the note holder agreed to combine the principal and accrued interest and issued a new unsecured promissory note. The note is bearing 8% interest, unsecured and due on December 31, 2020 (refer to $144,979 promissory note dated December 31, 2019 and see Note 8).

On November 27, 2018, the Company entered into an unsecured promissory note with a related party in the amount of $1,200. Pursuant to the terms of the note, the note is bearing 10% interest, unsecured and is due on November 27, 2019. As of December 31, 2019, the Company accrued $138 in interest expense. On December 31, 2019, the Company and the note holder agreed to combine the principal and accrued interest and issued a new unsecured promissory note. The note is bearing 8% interest, unsecured and due on December 31, 2020 (refer to $144,979 promissory note dated December 31, 2019 and see Note 8).

HOMETOWN INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2019 AND 2018

On October 23, 2018, the Company entered into an unsecured promissory note with a related party in the amount of $9,000. Pursuant to the terms of the note, the note is bearing 10% interest, unsecured and is due on October 23, 2019. As of December 31, 2019, the Company accrued $1,131 in interest expense. On December 31, 2019, the Company and the note holder agreed to combine the principal and accrued interest and issued a new unsecured promissory note. The note is bearing 8% interest, unsecured and due on December 31, 2020 (refer to $144,979 promissory note dated December 31, 2019 and see Note 8).

On September 27, 2018, the Company entered into an unsecured promissory note with a related party in the amount of $1,200. Pursuant to the terms of the note, the note is bearing 10% interest, unsecured and is due on September 27, 2019. As of December 31, 2019, the Company accrued $160 in interest expense. On December 31, 2019, the Company and the note holder agreed to combine the principal and accrued interest and issued a new unsecured promissory note. The note is bearing 8% interest, unsecured and due on December 31, 2020 (refer to $144,979 promissory note dated December 31, 2019 and see Note 8).

On August 23, 2018, the Company entered into an unsecured promissory note with a related party in the amount of $2,400. Pursuant to the terms of the note, the note is bearing 10% interest, unsecured and is due on August 23, 2019. As of December 31, 2019, the Company accrued $347 in interest expense. On December 31, 2019, the Company and the note holder agreed to combine the principal and accrued interest and issued a new unsecured promissory note. The note is bearing 8% interest, unsecured and due on December 31, 2020 (refer to $144,979 promissory note dated December 31, 2019 and see Note 8).

On July 26, 2018, the Company entered into an unsecured promissory note with a related party in the amount of $10,500. Pursuant to the terms of the note, the note is bearing 10% interest, unsecured and is due on July 26, 2019. As of December 30, 2019, the Company accrued $1,607 in interest expense. On December 31, 2019, the Company and the note holder agreed to combine the principal and accrued interest and issued a new unsecured promissory note. The note is bearing 8% interest, unsecured and due on December 31, 2020 (refer to $144,979 promissory note dated December 31, 2019 and see Note 8).

On July 9, 2018, the Company entered into an unsecured promissory note with a related party in the amount of $1,500. Pursuant to the terms of the note, the note is bearing 10% interest, unsecured and is due on July 9, 2019. As of December 31, 2019, the Company accrued $238 in interest expense. On December 31, 2019, the Company and the note holder agreed to combine the principal and accrued interest and issued a new unsecured promissory note. The note is bearing 8% interest, unsecured and due on December 31, 2020 (refer to $144,979 promissory note dated December 31, 2019 and see Note 8).

On February 22, 2018, the Company entered into an unsecured promissory note with a related party in the amount of $19,000. Pursuant to the terms of the note, the note is bearing 10% interest, unsecured and is due on February 22, 2019. As of December 31, 2019, the Company accrued $3,843 in interest expense. On December 31, 2019, the Company and the note holder agreed to combine the principal and accrued interest and issued a new unsecured promissory note. The note is bearing 8% interest, unsecured and due on December 31, 2020 (refer to $144,979 promissory note dated December 31, 2019 and see Note 8).

HOMETOWN INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2019 AND 2018

On January 22, 2018, we entered into a Stock Repurchase Agreement with Benchmark Capital, LLC, a related party, to repurchase 7,000 shares of common stock, for an aggregate purchase price of $5,250. The transaction closed on January 22, 2018. We funded the repurchase through the issuance of a promissory note to Benchmark Capital, LLC dated January 22, 2018 in the amount of $5,250. Pursuant to the terms of the note, the note is bearing 6% interest, unsecured and is due on or before July 31, 2018. On August 3, 2018, the note was extended to December 31, 2018. On December 31, 2019, the note principal and accrued interest were repaid in full (See Note 6(C) and 8).

On November 15, 2017, the Company entered into an unsecured promissory note with a related party in the amount of $10,000. Pursuant to the terms of the note, the note is bearing 10% interest, unsecured and is due on November 15, 2018. As of December 31, 2019, the Company accrued $2,356 in interest expense. On December 31, 2019, the Company and the note holder agreed to combine the principal and accrued interest and issued a new unsecured promissory note. The note is bearing 8% interest, unsecured and due on December 31, 2020 (refer to $144,979 promissory note dated December 31, 2019 and see Note 8).

On October 26, 2017, the Company entered into an unsecured promissory note with a related party in the amount of $3,400. Pursuant to the terms of the note, the note is bearing 10% interest, unsecured and is due on October 26, 2018. As of December 31, 2019, the Company accrued $824 in interest expense. On December 31, 2019, the Company and the note holder agreed to combine the principal and accrued interest and issued a new unsecured promissory note. The note is bearing 8% interest, unsecured and due on December 31, 2020 (refer to $144,979 promissory note dated December 31, 2019 and see Note 8).

On August 15, 2017, the Company entered into an unsecured promissory note with a related party in the amount of $2,608. Pursuant to the terms of the note, the note is bearing 10% interest, unsecured and is due on August 15, 2018. As of December 31, 2019, the Company accrued $697 in interest expense. On December 31, 2019, the Company and the note holder agreed to combine the principal and accrued interest and issued a new unsecured promissory note. The note is bearing 8% interest, unsecured and due on December 31, 2020 (refer to $144,979 promissory note dated December 31, 2019 and see Note 8).

On July 19, 2017, the Company entered into an unsecured promissory note with a related party in the amount of $341. Pursuant to the terms of the note, the note is bearing 10% interest, unsecured and is due on July 19, 2018. As of December 31, 2019 the Company has accrued $94 in interest expense. On December 31, 2019, the note principal and accrued interest was repaid in full (See Note 8).

On August 9, 2017, the Company entered into an unsecured promissory note with a related party in the amount of $1,119. Pursuant to the terms of the note, the note is bearing 10% interest, unsecured and is due on August 9, 2018. As of December 31, 2019, the Company has accrued $301 in interest expense. On December 31, 2019, the note principal and accrued interest were repaid in full (See Note 8).

HOMETOWN INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2019 AND 2018

On January 19, 2017, the Company entered into an unsecured promissory note with a related party in the amount of $5,000. Pursuant to the terms of the note, the note is bearing 10% interest, unsecured and is due on January 19, 2018. As of December 31, 2019, the Company accrued $1,707 in interest expense. On December 31, 2019, the note holder assigned $5,000 of principal and $1,707 of accrued interest to a related party. On December 31, 2019, the note principal and accrued interest were repaid in full (See Note 8).

On March 21, 2016, the Company entered into an unsecured promissory note with a related party in the amount of $20,000. Pursuant to the terms of the note, the note is bearing 10% interest, unsecured and is due on March 21, 2017. As of December 31, 2019, the Company accrued $9,134 in interest expense. On December 31, 2019, the note holder assigned $9,134 of accrued interest to another related party. On December 31, 2019, the note principal and accrued interest were repaid in full to related parties (See Note 8).

On November 9, 2015, the Company entered into an unsecured promissory note with Peter L. Coker, Jr., our Chairman of the Board in the amount of $20,000. Pursuant to the terms of the note, the note is bearing 10% interest, unsecured and is due on November 9, 2016. As of December 31, 2019, Company accrued $10,126 in interest expense. On December 31, 2019, the Company and the note holder agreed to combine the principal and accrued interest and issued a new unsecured promissory note. The note is bearing 8% interest, unsecured and due on December 31, 2020 (refer to $30,126 promissory note dated December 31, 2019 and see Note 8).

On October 16, 2014, the Company entered into an unsecured promissory note with a related party in the amount of $2,000. Pursuant to the terms of the note, the note is non-interest bearing, unsecured and is due on demand. The note was subsequently paid in full on January 25, 2020 (See Note 8 and 10).

NOTE 4	DUE TO OFFICERS – RELATED PARTY

During the year ended December 31, 2019, certain officers paid an aggregate $19,054 in expenses on Company’s behalf as an advance. Pursuant to the terms of the note, the note was non-interest bearing, unsecured and was due on demand. As of December 31, 2019, the balance due to officers was $53,017 (See Note 8).

NOTE 5	NOTE PAYABLE

On March 21, 2017, the Company entered into an unsecured promissory note in the amount of $20,000. Pursuant to the terms of the note, the note is bearing 10% interest, unsecured and is due on March 21, 2018. As of December 31, 2019, the Company accrued $6,373 in interest expense. On December 31, 2019, the note principal and accrued interest was repaid in full.

On August 22, 2016, the Company entered into an unsecured promissory note in the amount of $25,000. Pursuant to the terms of the note, the note is bearing 10% interest, unsecured and is due on August 22, 2017. As of December 31, 2019, the note holder accrued $9,938 in interest expense. On December 31, 2019, the note holder assigned $9,938 of accrued interest and $25,000 of principal to a related party. On December 31, 2019, the note principal and accrued interest were repaid in full to a related party.

On March 17, 2016, the Company entered into an unsecured promissory note in the amount of $12,000. Pursuant to the terms of the note, the note is bearing 10% interest, unsecured and is due on March 21, 2017. As of December 31, 2019, the note holder accrued $5,499 in interest expense. On December 31, 2019, the note holder assigned $5,499 of accrued interest to a related party. On December 31, 2019, the note principal and accrued interest were repaid in full to a related party.

HOMETOWN INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2019 AND 2018

On February 11, 2016, the Company entered into an unsecured promissory note in the amount of $4,000. Pursuant to the terms of the note, the note is bearing 4% interest, unsecured and is due on demand. As of December 31, 2019, the Company accrued $671 in interest expense. On December 31, 2019, note principal and accrued interest were repaid in full.

On November 12, 2015, the Company entered into an unsecured promissory note in the amount of $20,000. Pursuant to the terms of the note, the note is bearing 10% interest, unsecured and is due on November 12, 2016. As of December 31, 2019, the Company accrued $10,183 in interest expense. On December 31, 2019, the note holder assigned $10,183 of accrued interest and $20,000 of principal to a related party. On December 31, 2019, the note principal and accrued interest were repaid in full to a related party.

NOTE 6	STOCKHOLDERS’ DEFICIT

 (A) Increase in Authorized Shares

On March 23, 2020, the Company filed a Certificate of Amendment to the Company’s Articles of Incorporation with the Secretary of State of the State of Nevada increasing the number of shares of common stock the Company is authorized to issue from 100,000,000 to 250,000,000.

(B) In kind contribution of services

For the years ended December 31, 2019 and 2018, the Company recorded $30,856 and $30,856, respectively, as in kind contribution of services provided by President and Vice President of the Company (See Note 8).

(C) Common stock repurchase

On January 22, 2018, we entered into a Stock Repurchase Agreement with Benchmark Capital, LLC, a related party, to repurchase 7,000 shares of common stock, for an aggregate purchase price of $5,250. The transaction closed on January 22, 2018. We funded the repurchase through the issuance of a promissory note to Benchmark Capital, LLC dated January 22, 2018 in the amount of $5,250. Pursuant to the terms of the note, the note is bearing 6% interest, unsecured and is due on or before July 31, 2018. On August 3, 2018, the note was extended to December 31, 2018. On December 31, 2019, the note principal and accrued interest was repaid in full (See Note 3 and 8).

NOTE 7	COMMITMENTS AND CONTINGENCIES

Operating Lease Agreement

On July 1, 2014, the Company entered into a five-year non-cancelable operating lease with a related party for its store space at a monthly rate of $500. On September 21, 2015, the Company executed the lease and opened the store on October 14, 2015. On December 29, 2015, the Company signed an addendum to the lease for the lease agreement to start 30 days after the opening of the deli. The store opened on October 14, 2015, the first payments would have been due on November 15, 2015, however since the deli was not fully functioning, the first monthly rent payment was due January 1, 2016. On August 12, 2019, the Company was granted a two-year extension of non-cancelable operating lease with a related party for its store space at a monthly rate of $500. For the years ended December 31, 2019 and 2018, the Company had a rent expense of $6,000 and $6,000, respectively (See Note 8).

HOMETOWN INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2019 AND 2018

The Company adopted the new lease guidance effective August 12, 2019 using the modified retrospective transition approach, applying the new standard to all of its leases existing at the date of initial application which is the effective date of adoption. Consequently, financial information will not be updated and the disclosures required under the new standard will not be provided for dates and periods before August 12, 2019. We elected the package of practical expedients which permits us to not reassess (1) whether any expired or existing contracts are or contain leases, (2) the lease classification for any expired or existing leases, and (3) any initial direct costs for any existing leases as of the effective date. We did not elect the hindsight practical expedient which permits entities to use hindsight in determining the lease term and assessing impairment. The adoption of the lease standard did not change our previously reported consolidated statements of operations and did not result in a cumulative catch-up adjustment to opening equity. The adoption of the new guidance resulted in the recognition of ROU assets of $10,426 and lease liabilities of $10,426.

The interest rate implicit in lease contracts is typically not readily determinable. As such, the Company utilizes its incremental borrowing rate, which is the rate incurred to borrow on a collateralized basis over a similar term an amount equal to the lease payments in a similar economic environment. In calculating the present value of the lease payments, the Company elected to utilize its incremental borrowing rate based on the remaining lease terms as of the August 12, 2019 adoption date. This rate was determined to be 10% and the Company determined the initial present value, at inception, of $10,426.

Operating lease ROU assets and operating lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at the commencement date. The operating lease ROU asset also includes any lease payments made and excludes lease incentives and initial direct costs incurred, if any.

The Company has elected the practical expedient to combine lease and non-lease components as a single component. The lease expense is recognized over the expected term on a straight-line basis. Operating leases are recognized on the balance sheet as right-of-use assets, current operating lease liabilities and non-current operating lease liabilities.

The new standard also provides practical expedients and certain exemptions for an entity’s ongoing accounting. We have elected the short-term lease recognition exemption for all leases that qualify. This means, for those leases where the initial lease term is one year or less or for which the ROU asset at inception is deemed immaterial, we will not recognize ROU assets or lease liabilities. Those leases are expensed on a straight line basis over the term of the lease.

HOMETOWN INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2019 AND 2018

Operating Leases

December 31, 2019

Operating lease assets - right of use	$8,324

Lease liability is summarized below:

Lease Liability	$8,324
Less: operating lease liability, current	(5,411)
Long term operating lease liability	$2,913

Maturities of lease liabilities at December 31, 2019 are as follows:

2020	$6,000
2021	3,000
Total lease liability	9,000
Less: present value discount	(676)
Total lease liability	$8,324

NOTE 8	RELATED PARTY TRANSACTIONS

On July 1, 2014, the Company entered into a five-year non-cancelable operating lease with a related party for its store space at a monthly rate of $500. On September 21, 2015, the Company executed the lease and opened the store on October 14, 2015. On December 29, 2015, the Company signed an addendum to the lease for the lease agreement to start 30 days after the opening of the deli. The store opened on October 14, 2015, the first payments would have been due on November 15, 2015, however since the deli was not fully functioning, the first monthly rent payment was due January 1, 2016. On August 12, 2019, the Company was granted a two-year extension of non-cancelable operating lease with a related party for its store space at a monthly rate of $500. For the years ended December 31, 2019 and 2018, the Company had a rent expense of $6,000 and $6,000, respectively (See Note 7).

On October 16, 2014, the Company entered into an unsecured promissory note with a related party in the amount of $2,000. Pursuant to the terms of the note, the note is non-interest bearing, unsecured and is due on demand. The note was subsequently paid in full on January 25, 2020 (See Note 3 and 10).

On January 19, 2017, the Company entered into an unsecured promissory note with a related party in the amount of $5,000. Pursuant to the terms of the note, the note is bearing 10% interest, unsecured and is due on January 19, 2018. As of December 31, 2018, the Company accrued $1,707 in interest expense . On December 31, 2019, the note holder assigned $5,000 of principal and $1,707 of accrued interest to a related party. On December 31, 2019, the note principal and accrued interest were repaid in full (See Note 3).

HOMETOWN INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2019 AND 2018

On July 19, 2017, the Company entered into an unsecured promissory note with a related party in the amount of $341. Pursuant to the terms of the note, the note is bearing 10% interest, unsecured and is due on July 19, 2018. As of December 31, 2019, the Company accrued $94 in interest expense. On December 31, 2019, the note principal and accrued interest were repaid in full (See Note 3) .

On August 9, 2017, the Company entered into an unsecured promissory note with a related party in the amount of $1,119. Pursuant to the terms of the note, the note is bearing 10% interest, unsecured and is due on August 9, 2018. As of December 31, 2018, the Company accrued $301 in interest expense. On December 31, 2019, the note principal and accrued interest were repaid in full (See Note 3).

On November 5, 2019, the Company entered  into an unsecured promissory note with a related party in the amount of $8,000. Pursuant to the terms of the note, the note is bearing 10% interest, unsecured and is due on November 5, 2020. As of December 31, 2019, the Company accrued $122 in interest expense . On December 31, 2019, the Company and the note holder agreed to combine the principal and accrued interest and issued a new unsecured promissory note. The note is bearing 8% interest, unsecured and due on December 31, 2020 (refer to $144,979 promissory note dated December 31, 2019 and see Note 3).

On February 28, 2019, the Company entered  into an unsecured promissory note with a related party in the amount of $12,000. Pursuant to the terms of the note, the note is bearing 10% interest, unsecured and is due on February 28, 2020. As of December 31, 2018, the Company accrued $1,039 in interest expense. On December 31, 2019, the Company and the note holder agreed to combine the principal and accrued interest and issued a new unsecured promissory note. The note is bearing 8% interest, unsecured and due on December 31, 2020 (refer to $144,979 promissory note dated December 31, 2019 and see Note 3).

On November 27, 2018, the Company entered  into an unsecured promissory note with a related party in the amount of $1,200. Pursuant to the terms of the note, the note is bearing 10% interest, unsecured and is due on November 27, 2019. As of December 31, 2019, the Company accrued $138 in interest expense . On December 31, 2019, the Company and the note holder agreed to combine the principal and accrued interest and issued a new unsecured promissory note. The note is bearing 8% interest, unsecured and due on December 31, 2020 (refer to $144,979 promissory note dated December 31, 2019 and see Note 3).

On October 23, 2018, the Company entered  into an unsecured promissory note with a related party in the amount of $9,000. Pursuant to the terms of the note, the note is bearing 10% interest, unsecured and is due on October 23, 2019. As of December 31, 2019, the Company accrued $1,131 in interest expense . On December 31, 2019, the Company and the note holder agreed to combine the principal and accrued interest and issued a new unsecured promissory note. The note is bearing 8% interest, unsecured and due on December 31, 2020 (refer to $144,979 promissory note dated December 31, 2019 and see Note 3).

On September 27, 2018, the Company entered  into an unsecured promissory note with a related party in the amount of $1,200. Pursuant to the terms of the note, the note is bearing 10% interest, unsecured and is due on September 27, 2019. As of December 31, 2019, the Company accrued $160 in interest expense . On December 31, 2019, the Company and the note holder agreed to combine the principal and accrued interest and issued a new unsecured promissory note. The note is bearing 8% interest, unsecured and due on December 31, 2020 (refer to $144,979 promissory note dated December 31, 2019 and see Note 3).

HOMETOWN INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2019 AND 2018

On August 23, 2018, the Company entered  into an unsecured promissory note with a related party in the amount of $2,400. Pursuant to the terms of the note, the note is bearing 10% interest, unsecured and is due on August 23, 2019. As of December 31, 2019, the Company accrued $347 in interest expense . On December 31, 2019, the Company and the note holder agreed to combine the principal and accrued interest and issued a new unsecured promissory note. The note is bearing 8% interest, unsecured and due on December 31, 2020 (refer to $144,979 promissory note dated December 31, 2019 and see Note 3).

On July 26, 2018, the Company entered  into an unsecured promissory note with a related party in the amount of $10,500. Pursuant to the terms of the note, the note is bearing 10% interest, unsecured and is due on July 26, 2019. As of December 31, 2019, the Company accrued $1,607 in interest expense . On December 31, 2019, the Company and the note holder agreed to combine the principal and accrued interest and issued a new unsecured promissory note. The note is bearing 8% interest, unsecured and due on December 31, 2020 (refer to $144,979 promissory note dated December 31, 2019 and see Note 3).

On July 9, 2018, the Company entered  into an unsecured promissory note with a related party in the amount of $1,500. Pursuant to the terms of the note, the note is bearing 10% interest, unsecured and is due on July 9, 2019. As of December 31, 2019, the Company accrued $238 in interest expense . On December 31, 2019, the Company and the note holder agreed to combine the principal and accrued interest and issued a new unsecured promissory note. The note is bearing 8% interest, unsecured and due on December 31, 2020 (refer to $144,979 promissory note dated December 31, 2019 and see Note 3).

On February 22, 2018, the Company entered  into an unsecured promissory note with a related party in the amount of $19,000. Pursuant to the terms of the note, the note is bearing 10% interest, unsecured and is due on February 22, 2019. As of December 31, 2019, the Company accrued $3,843 in interest expense . On December 31, 2019, the Company and the note holder agreed to combine the principal and accrued interest and issued a new unsecured promissory note. The note is bearing 8% interest, unsecured and due on December 31, 2020 (refer to $144,979 promissory note dated December 31, 2019 and see Note 3).

On November 15, 2017, the Company entered into an unsecured promissory note with a related party in the amount of $10,000. Pursuant to the terms of the note, the note is bearing 10% interest, unsecured and is due on November 18, 2018. As of December 31, 2019, the Company accrued $2,356 in interest expense . On December 31, 2019, the Company and the note holder agreed to combine the principal and accrued interest and issued a new unsecured promissory note. The note is bearing 8% interest, unsecured and due on December 31, 2020 (refer to $144,979 promissory note dated December 31, 2019 and see Note 3).

On October 26, 2017, the Company entered into an unsecured promissory note with a related party in the amount of $3,400. Pursuant to the terms of the note, the note is bearing 10% interest, unsecured and is due on October 26, 2018. As of December 31, 2019, the Company accrued $824 in interest expense . On December 31, 2019, the Company and the note holder agreed to combine the principal and accrued interest and issued a new unsecured promissory note. The note is bearing 8% interest, unsecured and due on December 31, 2020 (refer to $144,979 promissory note dated December 31, 2019 and see Note 3).

HOMETOWN INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2019 AND 2018

On August 15, 2017, the Company entered into an unsecured promissory note with a related party in the amount of $2,608. Pursuant to the terms of the note, the note is bearing 10% interest, unsecured and is due on August 15, 2018. As of December 31, 2019, the Company accrued $697 in interest expense. On December 31, 2019, the Company and the note holder agreed to combine the principal and accrued interest and issued a new unsecured promissory note. The note is bearing 8% interest, unsecured and due on December 31, 2020 (refer to $144,979 promissory note dated December 31, 2019 and see Note 3).

On March 21, 2016, the Company entered into an unsecured promissory note with a related party in the amount of $20,000. Pursuant to the terms of the note, the note is bearing 10% interest, unsecured and is due on March 21, 2017. As of December 31, 2019, the Company accrued $9,134 in interest expense. On December 31, 2019, the note holder assigned $9,134 of accrued interest to another related party. On December 31, 2019, the note principal and accrued interest were repaid in full to related parties (See Note 3).

On November 9, 2015, the Company entered into an unsecured promissory note with Peter L. Coker, Jr., our Chairman of the Board in the amount of $20,000. Pursuant to the terms of the note, the note is bearing 10% interest, unsecured and is due on November 9, 2016. As of December 31, 2019, Company accrued $10,126 in interest expense. On December 31, 2019, the Company and the note holder agreed to combine the principal and accrued interest and issued a new unsecured promissory note. The note is bearing 8% interest, unsecured and due on December 31, 2020 (refer to $30,126 promissory note dated December 31, 2019 and see Note 3).

On January 22, 2018, we entered into a Stock Repurchase Agreement with Benchmark Capital, LLC, a related party, to repurchase 7,000 shares of common stock, for an aggregate purchase price of $5,250. The transaction closed on January 22, 2018. We funded the repurchase through the issuance of a promissory note to Benchmark Capital, LLC dated January 22, 2018 in the amount of $5,250. Pursuant to the terms of the note, the note is bearing 6% interest, unsecured and is due on or before July 31, 2018. On August 3, 2018, the note was extended to December 31, 2018. On December 31, 2019, the Company repaid note principal and accrued interest was repaid in full (See Notes 3 and 6(C)).

For the years ended December 31, 2019 and 2018, the Company recorded $30,856 and $30,856 as in kind contribution of services provided by President and Vice President of the Company (See Note 6(B)).

During the year ended December 31, 2019, certain officers paid an aggregate $19,054 in expenses on Company’s behalf as an advance. Pursuant to the terms of the note, the note was non-interest bearing, unsecured and was due on demand. As of December 31, 2019, the balance due to officers was $53,017 (See Note 4).

On May 16, 2019 the Company entered  into an unsecured promissory note with a related party in the amount of $11,000. Pursuant to the terms of the note, the note is bearing 10% interest, unsecured and is due on May 16, 2020. As of December 31, 2019, the Company accrued $706 in interest expense . On December 31, 2019, the Company and the note holder agreed to combine the principal and accrued interest and issued a new unsecured promissory note. The note is bearing 8% interest, unsecured and due on December 31, 2020 (refer to $144,979 promissory note dated December 31, 2019 and see Note 3).

HOMETOWN INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2019 AND 2018

On June 13, 2019 the Company entered  into an unsecured promissory note with a related party in the amount of $15,000. Pursuant to the terms of the note, the note is bearing 10% interest, unsecured and is due on June 13, 2020. As of December 31, 2019, the Company accrued $839 in interest expense . On December 31, 2019, the Company and the note holder agreed to combine the principal and accrued interest and issued a new unsecured promissory note. The note is bearing 8% interest, unsecured and due on December 31, 2020 (refer to $144,979 promissory note dated December 31, 2019 and see Note 3).

On June 20, 2019, the Company entered into an unsecured promissory note with a related party in the amount of $100. Pursuant to the terms of the note, the note is bearing 10% interest, unsecured and is due on June 20, 2020. On December 31, 2019, the Company and the note holder agreed to combine the principal and accrued interest and issued a new unsecured promissory note. The note is bearing 8% interest, unsecured and due on December 31, 2020 (refer to $144,979 promissory note dated December 31, 2019 and see Note 3).

On August 13, 2019, the Company entered  into an unsecured promissory note with a related party in the amount of $12,000. Pursuant to the terms of the note, the note is bearing 10% interest, unsecured and is due on August 13, 2020. As of December 31, 2019, the Company accrued $466 in interest expense . On December 31, 2019, the Company and the note holder agreed to combine the principal and accrued interest and issued a new unsecured promissory note. The note is bearing 8% interest, unsecured and due on December 31, 2020 (refer to $144,979 promissory note dated December 31, 2019 and see Note 3).

On July 16, 2019, the Company entered  into an unsecured promissory note with a related party in the amount of $12,000. Pursuant to the terms of the note, the note is bearing 10% interest, unsecured and is due on July 16, 2020. As of December 31, 2019, the Company accrued $560 in interest expense . On December 31, 2019, the Company and the note holder agreed to combine the principal and accrued interest and issued a new unsecured promissory note. The note is bearing 8% interest, unsecured and due on December 31, 2020 (refer to $144,979 promissory note dated December 31, 2019 and see Note 3).

On December 31, 2019, the Company entered into an unsecured promissory note with Peter L. Coker, Jr., our Chairman of the Board in the amount of $10,000. Pursuant to the terms of the note, the note is bearing 8% interest, unsecured and is due on December 31, 2020 (See Note 3)

On December 31, 2019, the Company entered into an unsecured promissory note with Peter L. Coker, Jr., our Chairman of the Board in the amount of $175,000. Pursuant to the terms of the note, the note is bearing 8% interest, unsecured and is due on June 30, 2020 (See Note  3).

On December 31, 2019, the Company and a related party note holder agreed to combine the principal and accrued interest of multiple notes and issued a new unsecured promissory note in the amount of $144,979. The note is bearing  8% interest, unsecured and due on December 31, 2020 (See Note 3).

On December 31, 2019, the Company and Peter L. Coker, Jr., our Chairman of the Board agreed to combine the principal and accrued interest of a note and issued a new unsecured promissory note in the amount of $30,126. The note is bearing  8% interest, unsecured and due on December 31, 2020 (See Note 3).

HOMETOWN INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2019 AND 2018

NOTE 9	GOING CONCERN

As reflected in the accompanying consolidated financial statements, the Company used cash in operations of $156,671, has an accumulated deficit of $806,920, and has a net loss of $149,341 for the year ended December 31, 2019. This raises substantial doubt about its ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company’s ability to raise additional capital and implement its business plan. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

As of March 23, 2020, we have closed the delicatessen given the stay-at-home order issued by the governor of New Jersey. According to management, this is a temporary situation until the order is lifted. This will have a material impact on our business.

We may not have sufficient working capital to fund the expansion of our operations and to provide working capital necessary for our ongoing operations and obligations. We need to raise significant additional capital to fund our operating expenses, pay our obligations, and grow our company. Therefore, our future operations may be dependent on our ability to secure additional financing. The current Coronavirus Pandemic may have an adverse impact on the Company’s ability to raise capital or to continue as a going concern.

NOTE 10	SUBSEQUENT EVENT

On January 25, 2020, the Company repaid in full a $2,000 related party promissory note dated October 16, 2014 (See Note 3 and 8).

On February 13, 2020, the Company entered into an unsecured promissory note with Peter L. Coker, Jr., Chairman in the amount of $20,000. Pursuant to the terms of the note, the note is bearing 8% interest, unsecured and is due on February 13, 2021.

On March 18, 2020, the Company, entered into a Debt Exchange Agreement with a related party pursuant to which $100,000 of the principal amount of debt owed by the Company was converted to 100,000 shares of the Company’s common stock. The remaining principal balance owed to such party in the amount of $44,978.54, plus any accrued and unpaid interest, is due and payable on December 31, 2020.

On March 18, 2020 the Company repurchased an aggregate of 38,336 shares of the Company’s common stock from a total of 11 shareholders, at a purchase price of $1.00 per share. These shares were returned to the Company’s number of authorized but unissued shares of common stock.

On March 18, 2020, the Board of Directors of the Company authorized the issuance of warrants to the shareholders of record as of March 31, 2020. As of such date, the Company shall send each shareholder of record (i) five Class A Warrants entitling the holder thereof to purchase five shares of common stock at an exercise price of $1.25 per share, (ii) five Class B Warrants entitling the holder thereof to purchase five shares of common stock at an exercise price of $1.50 per share, (iii) five Class C Warrants entitling the holder thereof to purchase five shares of common stock at an exercise price of $1.75 per share and (iv) five Class D Warrants entitling the holder thereof to purchase five shares of common stock at an exercise price of $2.00 per share, with each warrant expiring on March 31, 2035. As of the date of this report, no warrants have been issued.

On March 18, 2020, the Company entered into an unsecured promissory note with Peter L. Coker, Jr., Chairman in the amount of $50,000. Pursuant to the terms of the note, the note is bearing 8% interest, unsecured and is due on March 31, 2021.

As of March 23, 2020, we have closed the delicatessen given the stay-at-home order issued by the governor of New Jersey. According to management, this is a temporary situation until the order is lifted. This will have a material impact on our business. We may not have sufficient working capital to fund the expansion of our operations and to provide working capital necessary for our ongoing operations and obligations. We need to raise significant additional capital to fund our operating expenses, pay our obligations, and grow our company. Therefore, our future operations may be dependent on our ability to secure additional financing. The current Coronavirus Pandemic may have an adverse impact on the Company’s ability to raise capital or to continue as a going concern.

On March 23, 2020, the Company filed a Certificate of Amendment to the Company’s Articles of Incorporation with the Secretary of State of the State of Nevada increasing the number of shares of common stock the Company is authorized to issue from 100,000,000 to 250,000,000.

The following unaudited interim financial statements of Hometown International, Inc. (referred to herein as the “Company,” “we,” “us” or “our”) are included in this quarterly report on Form 10-Q:

HOMETOWN INTERNATIONAL, INC. AND SUBSIDIARY

Condensed Consolidated Balance Sheets

	March 31, 2020	December 31, 2019
	(Unaudited)
ASSETS

Current Assets
Cash	$10,198	$5,382
Inventory	518	1,044
Total Current Assets	10,716	6,426

Leasehold improvements and equipment, net	4,227	6,038
Operating lease asset, net	7,021	8,324

Total Assets	$21,964	$20,788

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities
Accounts payable and accrued expenses	$113,787	$68,981
Operating lease liability, current	5,547	5,411
Due to Officers - related parties	58,003	53,017
Note payable - related party	330,104	362,104
Total Current Liabilities	507,441	489,513

Long Term Liabilities
Operating lease liability, net of current	1,474	2,913

Total Liabilities	508,915	492,426

Commitments and Contingencies (See Note 6)	-	-

Stockholders’ Deficit
Common stock, $0.0001 par value; 250,000,000 shares authorized, 5,297,004 and 5,235,340 issued and outstanding, respectively	533	523
Treasury stock, 38,336 and 0 shares at March 31, 2020 and December 31, 2019, respectively	(38,336)	-
Additional paid-in capital	442,463	334,759
Accumulated deficit	(891,611)	(806,920)

Total Stockholders’ Deficit	(486,951)	(471,638)

Total Liabilities and Stockholders’ Deficit	$21,964	$20,788

See accompanying notes to unaudited condensed consolidated financial statements

HOMETOWN INTERNATIONAL, INC. AND SUBSIDIARY

Condensed Consolidated Statements of Operations

(Unaudited)

	For the three Months Ended	For the three Months Ended
	March 31, 2020	March 31, 2019
Sales	$3,577	$4,608

Costs and Expenses
Food, beverage and supplies	2,652	3,951
Direct operating and occupancy	2,234	2,527
Depreciation	1,811	1,804
Professional fees	59,320	20,749
General and administrative	14,922	11,782
Total cost and expenses	80,939	40,813

Loss from Operations	(77,362)	(36,205)

Other Expenses
Interest Expense	(7,329)	(6,238)
Total Other Expenses	(7,329)	(6,238)

LOSS FROM OPERATIONS BEFORE INCOME TAXES	(84,691)	(42,443)

Provision for Income Taxes	-	-

NET LOSS	$(84,691)	$(42,443)

Net Loss Per Share - Basic and Diluted	$(0.02)	$(0.01)

Weighted average number of shares outstanding during the period - Basic and Diluted	5,244,291	5,235,340

See accompanying notes to unaudited condensed consolidated financial statements

HOMETOWN INTERNATIONAL, INC. AND SUBSIDIARY

Condensed Consolidated Statement of Stockholders’ Deficit

For the three months ended March 31, 2020

(Unaudited)

	Common stock		Treasury	Additional paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Shares	capital	Deficit	Deficit

Balance, December 31, 2019	5,235,340	$523	$-	$334,759	$(806,920)	$(471,638)

Conversion of note payable - related party to common shares ($1.00/ per share)	100,000	10	-	99,990	-	100,000

Repurchase of common shares ($1.00/ per share)	(38,336)	-	(38,336)	-	-	(38,336)

In kind contribution of services	-	-	-	7,714	-	7,714

Net loss for the three months ended March 31, 2020	-	-	-	-	(84,691)	(84,691)

Balance, March 31, 2020 (Unaudited)	5,297,004	$533	$(38,336)	$442,463	$(891,611)	$(486,951)

See accompanying notes to unaudited condensed consolidated financial statements

HOMETOWN INTERNATIONAL, INC. AND SUBSIDIARY

Condensed Consolidated Statement of Stockholders’ Deficit

For the three months ended March 31, 2019

(Unaudited)

			Additional		Total
	Common stock		paid-in	Accumulated	Stockholders’
	Shares	Amount	capital	Deficit	Deficit
Balance, December 31, 2018	5,235,340	$523	$303,903	$(657,579)	$(353,153)

In kind contribution of services	-	-	7,714	-	7,714

Net loss for the three months ended March 31, 2019	-	-	-	(42,443)	(42,443)

Balance, March 31, 2019 (Unaudited)	5,235,340	$523	$311,617	$(700,022)	$(387,882)

See accompanying notes to unaudited condensed consolidated financial statements

HOMETOWN INTERNATIONAL, INC. AND SUBSIDIARY

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	For the three Months Ended	For the three Months Ended
	March 31, 2020	March 31, 2019
Cash Flows From Operating Activities:
Net Loss	$(84,691)	$(42,443)
Adjustments to reconcile net loss to net cash used in operations
In-kind contribution of services	7,714	7,714
Depreciation expense	1,811	1,804
Amortization of operating lease assets	1,303	-
Changes in operating assets and liabilities:
Decrease in inventory	526	304
Increase in accounts payable and accrued expenses	44,806	19,478
Decrease in operating lease liability	(1,303)	-
Net Cash Used In Operating Activities	(29,834)	(13,143)

Net Cash Used In Investing Activities	-	-

Cash Flows From Financing Activities:
Proceeds from/due to officers	4,986	997
Repayment of note payable - related party	(2,000)	-
Proceeds from note payable - related party	70,000	12,000
Repurchase of common stock	(38,336)	-
Net Cash Provided by Financing Activities	34,650	12,997

Net Increase (Decrease) in Cash	4,816	(146)

Cash at Beginning of Period	5,382	609

Cash at End of Period	$10,198	$463

Supplemental disclosure of cash flow information:

Cash paid for interest	$-	$-
Cash paid for taxes	$-	$-

Supplemental disclosure of non-cash investing and financing activities:
Note payable - related party, converted into shares of common stock	$100,000	$-

See accompanying notes to unaudited condensed consolidated financial statements

HOMETOWN INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF MARCH 31, 2020

(UNAUDITED)

NOTE 1	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION

(A)	Organization and Basis of Presentation

The accompanying condensed consolidated unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules and regulations of the Securities and Exchange Commission for interim financial information. Accordingly, they do not include all the information necessary for a comprehensive presentation of financial position and results of operations.

These unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and related notes included in our Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC on March 30, 2020.

It is management’s opinion that all material adjustments (consisting of normal recurring adjustments) have been made, which are necessary for a fair financial statements presentation. The results for the interim period are not necessarily indicative of the results to be expected for the year.

Hometown International, Inc. (the “Company”) was incorporated under the laws of the State of Nevada on May 19, 2014. The Company is the originator of a new “Delicatessen” concept (“Your Hometown Deli”). The Company intends that its delicatessens will feature “home-style” sandwiches and other entrees in a casual friendly atmosphere. Hometown Delis are designed to be comfortable community gathering places for guests of all ages.

On January 18, 2014, Your Hometown Deli, LLC. was formed under the laws of the State of New Jersey. On May 29, 2014, Your Hometown Deli, LLC, entered into a Membership Interest Purchase Agreement with Hometown International, Inc. For accounting purposes, this transaction is being accounted for as a merger of entities under common control and has been treated as a recapitalization of Hometown International, Inc. with Your Hometown Deli, LLC, as the accounting acquirer). The historical financial statements of the accounting acquirer became the financial statements of the registrant. The Company did not recognize goodwill or any intangible assets in connection with the transaction. The 5,000,000 shares issued to the shareholder of Your Hometown Deli, LLC, in conjunction with the share exchange transaction has been presented as outstanding for all periods.

The Company’s accounting year end is December 31, which is the year end of Your Hometown Deli, LLC.

(B) Principles of Consolidation

The accompanying March 31, 2020 and 2019, condensed consolidated financial statements include the accounts of Hometown International, Inc. and its wholly owned subsidiary, Your Hometown Deli, LLC. All intercompany accounts have been eliminated upon consolidation.

(C) Use of Estimates

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period. Significant estimates include valuation of in kind contribution of service and valuation of deferred tax assets. Actual results could differ from those estimates.

(D) Cash and Cash Equivalents

The Company considers all highly liquid temporary cash investments with an original maturity of three months or less to be cash equivalents. At March 31, 2020 and 2019, the Company had no cash equivalents.

(E) Loss Per Share

Basic and diluted net loss per common share is computed based upon the weighted average common shares outstanding as defined by FASB ASC No. 260, “Earnings Per Share.” Diluted loss per share is computed by dividing net loss by the weighted average number of shares of common stock, common stock equivalents and potentially dilutive securities outstanding during the period. The Company has no common stock equivalents and potentially dilutive securities outstanding for the three months ended March 31, 2020 and 2019, respectively.

HOMETOWN INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF MARCH 31, 2020

(UNAUDITED)

(F) Income Taxes

The Company accounts for income taxes under FASB Codification Topic 740-10-25 (“ASC 740-10-25”). Under ASC 740-10-25, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under ASC 740-10-25, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(G) Property and Equipment

Property and equipment is recorded at cost and depreciated or amortized using the straight-line method over the estimated useful life of the asset or the underlying lease term for leasehold improvements, whichever is shorter onset the property and equipment is put into service.

(H) Revenue Recognition

Effective January 1, 2018, the Company recognizes revenue in accordance with Accounting Standards Codification, Revenue from Contracts with Customers (Topic 606). The standard states that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.

The Company generates revenue operating a delicatessen. Revenue from the operations of Company-owned delicatessen are recognized when sales occur.

(I) Fair Value of Financial Instruments

The Company measures its financial assets and liabilities in accordance with GAAP. For certain of our financial instruments, including cash, accounts payable, and the short-term portion of long-term debt, the carrying amounts approximate fair value due to their short maturities.

We adopted accounting guidance for financial and non-financial assets and liabilities (ASC 820). The adoption did not have a material impact on our results of operations, financial position or liquidity. This standard defines fair value, provides guidance for measuring fair value and requires certain disclosures. This standard does not require any new fair value measurements, but rather applies to all other accounting pronouncements that require or permit fair value measurements. This guidance does not apply to measurements related to share-based payments. This guidance discusses valuation techniques, such as the market approach (comparable market prices), the income approach (present value of future income or cash flow), and the cost approach (cost to replace the service capacity of an asset or replacement cost). The guidance utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels:

●	Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

HOMETOWN INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF MARCH 31, 2020

(UNAUDITED)

●	Level 2: Inputs other than quoted prices that are observable, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

●	Level 3: Unobservable inputs in which little or no market data exists, therefore developed using estimates and assumptions developed by us, which reflect those that a market participant would use.

(J) Recent Accounting Pronouncements

All other newly issued accounting pronouncements but not yet effective have been deemed either immaterial or not applicable.

(K) Business Segments

The Company operates in one segment and therefore segment information is not presented.

(L) Inventories

Inventories consist of food and beverages, and are stated at cost.

NOTE 2	LEASEHOLD IMPROVEMENT AND EQUIPMENT

Leasehold improvement and equipment consist of the following at March 31, 2020 and December 31, 2019:

	March 31,	December 31,
	2020	2019
Leasehold Improvements	33,455	33,455
Equipment	3,120	3,120
Leasehold Improvements and Equipment	36,575	36,575
Less: Accumulated Depreciation	(32,348)	(30,537)
Leasehold Improvements and Equipment, Net	$4,227	$6,038

Depreciation expense was $1,811 and $1,804 for the three months ended March 31, 2020 and 2019, respectively.

HOMETOWN INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF MARCH 31, 2020

(UNAUDITED)

NOTE 3	NOTE PAYABLE – RELATED PARTY

On March 18, 2020, the Company entered into an unsecured promissory note with Peter L. Coker, Jr., Chairman in the amount of $50,000. Pursuant to the terms of the note, the note is bearing 8% interest, unsecured and is due on March 31, 2021. As of March 31, 2020, the Company accrued $208 in interest expense. On April 24, 2020, the note principal and accrued interest were repaid in full (See Note 9).

On February 13, 2020, the Company entered into an unsecured promissory note with Peter L. Coker, Jr., Chairman in the amount of $20,000. Pursuant to the terms of the note, the note is bearing 8% interest, unsecured and is due on February 13, 2021. As of March 31, 2020, the Company accrued $142 in interest expense. On April 24, 2020, the note principal and accrued interest were repaid in full (See Note 9).

On December 31, 2019, the Company entered into an unsecured promissory note with Peter L. Coker, Jr., our Chairman of the Board in the amount of $10,000. Pursuant to the terms of the note, the note is bearing 8% interest, unsecured and is due on December 31, 2020. As of March 31, 2020, the Company accrued $201 in interest expense. On April 24, 2020, the note principal and accrued interest were repaid in full (See Note 9).

On December 31, 2019, the Company entered into an unsecured promissory note with Peter L. Coker, Jr., our Chairman of the Board in the amount of $175,000. Pursuant to the terms of the note, the note is bearing 8% interest, unsecured and is due on June 30, 2020. As of March 31, 2020, the Company accrued $3,523 in interest expense. On April 24, 2020, the note principal and accrued interest were repaid in full (See Note 9).

On December 31, 2019, the Company and a related party note holder agreed to combine the principal and accrued interest of multiple notes and issued a new unsecured promissory note in the amount of $144,979. The note is bearing 8% interest, unsecured and due on December 31, 2020. On March 18, 2020, the Company, entered into a Debt Exchange Agreement with a related party pursuant to which $100,000 of the principal amount of debt owed by the Company was converted to 100,000 shares of the Company’s common stock. The remaining principal balance owed to such party in the amount of $44,978.54, plus any accrued and unpaid interest, is due and payable on December 31, 2020. As of March 31, 2020, the Company accrued $2,647 in interest expense. On April 24, 2020, the note principal and accrued interest were repaid in full (See Note 9).

On December 31, 2019, the Company and Peter L. Coker, Jr., our Chairman of the Board agreed to combine the principal and accrued interest of a note and issued a new unsecured promissory note in the amount of $30,126. The note is bearing 8% interest, unsecured and due on December 31, 2020. As of March 31, 2020, the Company accrued $607 in interest expense. On April 24, 2020, the note principal and accrued interest were repaid in full (See Note 9).

On October 16, 2014, the Company entered into an unsecured promissory note with a related party in the amount of $2,000. Pursuant to the terms of the note, the note is non-interest bearing, unsecured and is due on demand. On January 25, 2020, the note principal was repaid in full (See Note 9).

HOMETOWN INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF MARCH 31, 2020

(UNAUDITED)

NOTE 4	DUE TO OFFICERS – RELATED PARTY

During the three months ended March 31, 2020, certain officers paid an aggregate $4,986 in expenses on Company’s behalf as an advance. Pursuant to the terms of the note, the note was non-interest bearing, unsecured and was due on demand. As of March 31 2020, the balance due to officers was $58,003 (See Note 9).

NOTE 5	STOCKHOLDERS’ DEFICIT

 (A) Increase in Authorized Shares

On March 23, 2020, the Company filed a Certificate of Amendment to the Company’s Articles of Incorporation with the Secretary of State of the State of Nevada increasing the number of shares of common stock the Company is authorized to issue from 100,000,000 to 250,000,000.

(B) In kind contribution of services

For the three months ended March 31, 2020 and 2019, the Company recorded $7,714 and $7,714, respectively, as in kind contribution of services provided by President and Vice President of the Company (See Note 7).

(C) Common stock repurchase

On March 18, 2020, the Company repurchased an aggregate of 38,336 shares of the Company’s common stock from a total of 11 shareholders, at a purchase price of $1.00 per share. These shares were returned to the Company’s number of authorized but unissued shares of common stock.

(D) Warrant Issuance

On March 18, 2020, the Board of Directors of the Company authorized the issuance of warrants to the shareholders of record as of March 31, 2020. As of such date, the Company shall send each shareholder of record (i) five Class A Warrants entitling the holder thereof to purchase five shares of common stock at an exercise price of $1.25 per share, (ii) five Class B Warrants entitling the holder thereof to purchase five shares of common stock at an exercise price of $1.50 per share, (iii) five Class C Warrants entitling the holder thereof to purchase five shares of common stock at an exercise price of $1.75 per share and (iv) five Class D Warrants entitling the holder thereof to purchase five shares of common stock at an exercise price of $2.00 per share, with each warrant expiring on March 31, 2035. As of March 31, 2020, no warrants have been issued. The Company issued 38,985,020 warrants of each class on April 15, 2020 (See Note 9).

(E) Common Stock Issued on Debt Conversion

On March 18, 2020, the Company, entered into a Debt Exchange Agreement with a related party pursuant to which $100,000 of the principal amount of debt owed by the Company was converted to 100,000 shares of the Company’s common stock (See Note 3).

HOMETOWN INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF MARCH 31, 2020

(UNAUDITED)

NOTE 6	COMMITMENTS AND CONTINGENCIES

Operating Lease Agreement

On July 1, 2014, the Company entered into a five-year non-cancelable operating lease with a related party for its store space at a monthly rate of $500. On September 21, 2015, the Company executed the lease and opened the store on October 14, 2015. On December 29, 2015, the Company signed an addendum to the lease for the lease agreement to start 30 days after the opening of the deli. The store opened on October 14, 2015, the first payments would have been due on November 15, 2015, however since the deli was not fully functioning, the first monthly rent payment was due January 1, 2016. On August 12, 2019, the Company was granted a two-year extension of non-cancelable operating lease with a related party for its store space at a monthly rate of $500. For the three months ended March 31, 2020 and 2019, the Company had a rent expense of $1,500 and $1,500, respectively (See Note 7). The Company accounts for lease in accordance with ASC Topic 842.

HOMETOWN INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF MARCH 31, 2020

(UNAUDITED)

Supplemental consolidated balance sheet information related to leases was as follows:

March 31, 2020

Operating lease assets - right of use	$7,021

Lease Liability	$7,021
Less: operating lease liability, current	(5,547)
Long term operating lease liability	$1,474

Supplemental disclosures of cash flow information related to leases were as follows:

	For the three months ended March 31, 2020	For the three months ended March 31, 2019

Cash paid for operating lease liabilities	$1,500	$1,500

For the three months ended March 31, 2020 and 2019, the total lease cost were $1,500 and $1,500, respectively. The Company did not incur any variable lease cost for both periods.

NOTE 7	RELATED PARTY TRANSACTIONS

On July 1, 2014, the Company entered into a five-year non-cancelable operating lease with a related party for its store space at a monthly rate of $500. On September 21, 2015, the Company executed the lease and opened the store on October 14, 2015. On December 29, 2015, the Company signed an addendum to the lease for the lease agreement to start 30 days after the opening of the deli. The store opened on October 14, 2015, the first payments would have been due on November 15, 2015, however since the deli was not fully functioning, the first monthly rent payment was due January 1, 2016. On August 12, 2019, the Company was granted a two-year extension of non-cancelable operating lease with a related party for its store space at a monthly rate of $500. For the three months ended March 31, 2020 and 2019, the Company had a rent expense of $1,500 and $1,500, respectively (See Note 6).

On October 16, 2014, the Company entered into an unsecured promissory note with a related party in the amount of $2,000. Pursuant to the terms of the note, the note is non-interest bearing, unsecured and is due on demand. On January 25, 2020, the note principal was repaid in full (See Note 3).

For the three months ended March 31, 2020 and 2019, the Company recorded $7,714 and $7,714 as in kind contribution of services provided by President and Vice President of the Company (See Note 5(B)).

During three months ended March 31, 2020, certain officers paid an aggregate $4,986 in expenses on Company’s behalf as an advance. Pursuant to the terms of the note, the note was non-interest bearing, unsecured and was due on demand. As of March 31, 2020, the balance due to officers was $58,003 (See Note 4).

On December 31, 2019, the Company entered into an unsecured promissory note with Peter L. Coker, Jr., our Chairman of the Board in the amount of $10,000. Pursuant to the terms of the note, the note is bearing 8% interest, unsecured and is due on December 31, 2020. As of March 31, 2020, the Company accrued $201 in interest expense. On April 24, 2020, the note principal and accrued interest were repaid in full (See Note 3)

HOMETOWN INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF MARCH 31, 2020

(UNAUDITED)

On December 31, 2019, the Company entered into an unsecured promissory note with Peter L. Coker, Jr., our Chairman of the Board in the amount of $175,000. Pursuant to the terms of the note, the note is bearing 8% interest, unsecured and is due on June 30, 2020. As of March 31, 2020, the Company accrued $3,523 in interest expense. On April 24, 2020, the note principal and accrued interest were repaid in full (See Note 3).

On December 31, 2019, the Company and a related party note holder agreed to combine the principal and accrued interest of multiple notes and issued a new unsecured promissory note in the amount of $144,979. The note is bearing 8% interest, unsecured and due on December 31, 2020. On March 18, 2020, the Company, entered into a Debt Exchange Agreement with a related party pursuant to which $100,000 of the principal amount of debt owed by the Company was converted to 100,000 shares of the Company’s common stock. The remaining principal balance owed to such party in the amount of $44,978.54, plus any accrued and unpaid interest, is due and payable on December 31, 2020. As of March 31, 2020, the Company accrued $2,647 in interest expense. On April 24, 2020, the note principal and accrued interest were repaid in full (See Note 3).

On December 31, 2019, the Company and Peter L. Coker, Jr., our Chairman of the Board agreed to combine the principal and accrued interest of a note and issued a new unsecured promissory note in the amount of $30,126. The note is bearing 8% interest, unsecured and due on December 31, 2020. As of March 31, 2020, the Company accrued $607 in interest expense. On April 24, 2020, the note principal and accrued interest were repaid in full (See Note 3).

On March 18, 2020, the Company entered into an unsecured promissory note with Peter L. Coker, Jr., Chairman in the amount of $50,000. Pursuant to the terms of the note, the note is bearing 8% interest, unsecured and is due on March 31, 2021. As of March 31, 2020, the Company accrued $208 in interest expense. As of March 31, 2020, the Company accrued $208 in interest expense. On April 24, 2020, the note principal and accrued interest were repaid in full (See Note 3).

On February 13, 2020, the Company entered into an unsecured promissory note with Peter L. Coker, Jr., Chairman in the amount of $20,000. Pursuant to the terms of the note, the note is bearing 8% interest, unsecured and is due on February 13, 2021. As of March 31, 2020, the Company accrued $142 in interest expense. On April 24, 2020, the note principal and accrued interest were repaid in full (See Note 3).

NOTE 8	GOING CONCERN

As reflected in the accompanying condensed consolidated financial statements, the Company used cash in operations of $29,834, has an accumulated deficit of $891,611, and has a net loss of $84,691 for the three months ended March 31, 2020.

On March 23, 2020, we have temporarily closed the delicatessen given the stay-at-home order issued by the governor of New Jersey. We plan to reopen the delicatessen once the order is lifted. We experienced a decrease in revenues as a result of the COVID-19 pandemic even before the stay-at-home order was issued. Even once the order is lifted and the delicatessen is re-opened, we a may have a slowdown in customer’s visit due to the current economic condition. There will be no assurances that we will generate sufficient revenues. We expect our growth rate and sales to be volatile in the near term as a result of the COVID-19 once we resume our delicatessen operations.

We may not have sufficient working capital to fund the expansion of our operations and to provide working capital necessary for our ongoing operations and obligations. We need to raise significant additional capital to fund our operating expenses, pay our obligations, and grow our company. Therefore, our future operations may be dependent on our ability to secure additional financing. The COVID-19 pandemic may have an adverse impact on the Company’s ability to raise capital or to continue as a going concern. As a result of the above, there is substantial doubt about the ability of the Company to continue as a going concern and the accompanying condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The accompanying condensed consolidated financial statements do not include any adjustments that may result from the outcome of this uncertainty.

HOMETOWN INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF MARCH 31, 2020

(UNAUDITED)

NOTE 9	SUBSEQUENT EVENT

On April 15, 2020, the Company issued twenty warrants for every one share of common stock held to shareholders of record as of April 15, 2020. The Company issued the following warrants (See Note 5 (D)):

●	38,985,020 Class A Warrants

●	38,985,020 Class B Warrants

●	38,985,020 Class C Warrants

●	38,985,020 Class D Warrants

As of the date of this report, no warrants have been exercised.

On April 24, 2020, the Company repaid in full a $50,000 related party promissory dated March 18, 2020 and accrued interest (See Note 3 and 7).

On April 24, 2020, the Company repaid in full a $20,000 related party promissory note dated February 13, 2020 and accrued interest (See Note 3 and 7).

On April 24, 2020, the Company repaid in full a $10,000 related party promissory note dated December 31, 2019 and accrued interest (See Note 3 and 7).

On April 24, 2020, the Company repaid in full a $175,000 related party promissory note dated December 31, 2019 and accrued interest (See Note 3 and 7).

On April 24, 2020, the Company repaid in full a $30,126 related party promissory note dated December 31, 2019 and accrued interest (See Note 3 and 7).

In April 2020, the Company sold 663,750 shares of common stock to unrelated party for $663,750 in cash. The funds were received by the Company on April 14, 2020.

In April 2020, the Company sold 1,380,000 shares of common stock to unrelated party for $1,380,000 in cash. The funds were received by the Company on April 15, 2020.

In April 2020, the Company sold 456,250 shares of common stock to unrelated party for $456,250 in cash. The funds were received by the Company on April 14, 2020.

On May 1, 2020, the Company entered into a consulting agreement with an entity related to one of our officers, to receive administrative and other miscellaneous services. The Company is required to pay $15,000 a month. The agreement is to remain in effect for one year.

On May 1, 2020, the Company entered into a consulting agreement with a related party to receive consulting services. The Company is required to pay $25,000 a month. The agreement is to remain in effect for one year.

We have temporarily closed the delicatessen given the stay-at-home order issued by the governor of New Jersey on March 23, 2020. We plan to reopen the delicatessen once the order is lifted. As of the date of this report, the delicatessen remains closed as the stay-at-home order has been extended until further notice.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the expenses payable by the registrant, in connection with the sale of Common Stock being registered under this registration statement. All amounts shown are estimates except for the SEC registration fee.

SEC Registration fee	$2,348.55
Legal fees and expenses	$30,000
Accountant’s fees and expenses	$3,500
Transfer Agent fees and expenses	$2,500
Miscellaneous	$2,000
Total	$40,848.55

ITEM 14.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

To the fullest extent permitted by the laws of the State of Nevada, our Articles of Incorporation and Bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his/her position, if he/she acted in good faith and in a manner he/she reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he/she is to be indemnified, we must indemnify him/her against all expenses incurred, including attorney’s fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

ITEM 15.	RECENT SALES OF UNREGISTERED SECURITIES.

Over the past three years, we have issued and sold the following securities without registration under the Securities Act:

On April 14, 2020, the Company consummated private offers and sales of an aggregate of 2,500,000 shares of common stock to three accredited investors for gross cash proceeds of $2,500,000.

On March 18, 2020, the Company issued 100,000 shares of common stock to Europa Capital Investments, LLC, a North Carolina limited liability company, in exchange for $100,000 of the principal amount of debt owed by the Company to the lender.

The offers, sales, and issuances of the securities described above were exempt from the registration requirements under the Securities Act, in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, including Regulation D promulgated thereunder, regarding transactions by an issuer not involving a public offering. All purchasers of securities in the above transactions represented that they were accredited investors and were acquiring the securities for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof and that they could bear the risks of the investment and could hold the securities for an indefinite period of time. The purchasers received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration statement or an available exemption from the registration under the Securities Act. All certificates representing the securities in the transactions described in this Item 15 included appropriate legends setting forth that the securities had not been offered or sold pursuant to a registration statement and describing the applicable restrictions on transfer of the securities

ITEM 16.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits.

See the Exhibit Index attached to this registration statement, which is incorporated by reference herein.

(b) Financial Statement Schedules.

All other schedules for which provision is made in the applicable accounting regulations of the SEC are not required under the related instructions, or are inapplicable, and therefore have been omitted.

ITEM 17.	UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

(A) (1) To file, during any period in which offers, or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(B) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, thereunto duly authorized in the City of Woodstown, State of New Jersey on July 6, 2020.

HOMETOWN INTERNATIONAL, INC.

Date: July 6, 2020	By:	/s/ Paul F. Morina
Paul F. Morina
President, Chief Executive Officer,
Chief Financial Officer and Director
(Principal Executive Officer and
Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Paul F. Morina	President, Chief Executive Officer,	July 6, 2020
Paul F. Morina	Chief Financial Officer and Director
(Principal Executive Officer and
Principal Accounting Officer)

/s/ Peter L.Coker, Jr.	Chairman of the Board of Directors	July 6, 2020
Peter L. Coker, Jr.

/s/ Christine Lindenmuth	Director	July 6, 2020
Christine Lindenmuth

Exhibits #	Title

3.1	Articles of Incorporation (1)
3.2	By-Laws (1)
3.3	Certificate of Amendment to the Articles of Incorporation dated March 23, 2020 (7)
4.1	Promissory Note, dated December 31, 2019, in the original principal amount of $175,000 (5)
4.2	Form of Class A Warrant (6)
4.3	Form of Class B Warrant (6)
4.4	Form of Class C Warrant (6)
4.5	Form of Class D Warrant (6)
5.1	Opinion of The Crone Law Group, P.C. **
10.3	Lease Agreement dated July 1, 2014 by and between Mantua Creek Group, LLC and Your Hometown Deli, LLC (2)
10.4	Rent extension granted by Mantua Creek Group, LLC to Your Hometown Deli, LLC (3)
10.5	Stock Repurchase Agreement dated as of January 22, 2018 by and among Hometown International Inc. and Benchmark Capital LLC (4)
10.6	Promissory Note dated as of January 22, 2018 in the original principal amount of $5,250 issued to Benchmark Capital LLC (4)
10.7	Stock Purchase Agreement, dated December 31,2019, by and between Paul F. Morina and Peter Coker, Jr. (5)
10.8	Stock Purchase Agreement, dated December 31, 2019, by and between Christine T. Lindenmuth and Peter Coker, Jr. (5)
10.9	Lease Addendum dated August 12, 2019 by and between Mantua Creek Group, LLC and Your Hometown Deli, LLC (8)
10.10	Form of Subscription Agreement (9)
10.11	Form of Registration Rights Agreement (9)
10.12	Consulting Agreement, effective as of May 1, 2020, by and between Tryon Capital Ventures LLC and Hometown International, Inc. (10)
10.13	Consulting Agreement, effective as of May 1, 2020, by and between VCH Limited and Hometown International, Inc. (10)
21.1	List of Subsidiary (1)
23.1	Consent of Liggett & Webb, P.A**
23.2	Consent of The Crone Law Group, P.C. included in Exhibit 5.1)**
24.1	Power of Attorney (included on the signature page of this registration statement)

(1)	Incorporated by reference to the Company’s draft registration statement on Form S-1 filed with the SEC on June 8, 2015.
(2)	Incorporated by reference to the Company’s draft registration statement on Form S-1 filed with the SEC on October 19, 2015.
(3)	Incorporated by reference to the Company’s registration statement on Form S-1 filed with the SEC on January 4, 2016.
(4)	Incorporated by reference to the Company’s Annual Report on Form 10-K filed with the SEC on March 28, 2018.
(5)	Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on January 7, 2020.
(6)	Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on March 20, 2020.
(7)	Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on March 25, 2020.
(8)	Incorporated by reference to the Company’s Annual Report on Form 10-K filed with the SEC on March 30, 2020.
(9)	Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on April 17, 2020.
(10)	Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on May 7, 2020.

**	Filed herewith.

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